Exhibit 4.33

THIS AGREEMENT is made on the 30th day of March 2023

BETWEEN:

(1)

GREGOS MARITIME LTD, a corporation incorporated in accordance with the laws of the Republic of the Marshall Islands whose registered office is situated at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as borrower (the “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the “Lenders”);

(3)

EUROBANK S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece acting as arranger through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (the “Arranger”);

(4)

EUROBANK S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece acting as account bank through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (the “Account Bank”);

(5)

EUROBANK S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece acting as agent through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (the “Agent”);

(6)

EUROBANK S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece acting as security trustee through its branch at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece (the “Security Trustee”); and

(7)

EUROBANK S.A a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece acting as swap bank through its office at 8, Iolkou & Filikis Etairias Str., 142 34, N. Ionia, Athens, Greece (the “Swap Bank”).

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lenders will make available to the Borrower a secured term loan of up to the lesser of (a) $26,000,000 and (b) 67% of the Market Value of the Ship, by way of one (1) advance for the purpose of financing the delivery instalment of the Contract Price of the Ship and/or refinancing part of the Borrower’s equity for the acquisition cost of the Ship, if applicable, in case the Borrower has paid the Purchase Price of the Ship (or part of it) with its own funds.

1.2	Definitions.

In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties, in this Clause:

“Account” means (a) each of the Earnings Account(s), the Retention Account, the Cash Collateral Account and the Credit Support Annex Account and (b) any other account opened, made or established for the purposes of this Agreement;

“Account  Bank” means, in relation to any of the Earnings Account(s) or the Retention Account, the Cash Collateral Account and the Credit Support Annex Account, Eurobank S.A., acting through its Shipping Division at 83, Akti Miaouli, 185 38 Piraeus, Greece, or any other branch or financial institution designated by the Agent from time to time at its sole discretion;

“Accounting Information” means the annual audited accounts for the Guarantor to be provided to the Agent in accordance with Clause 11.6 (a) of this Agreement (as the context may require);

“Accounts Pledges” means, together, the deed or deeds of pledge creating security over the Earnings Account, the Retention Account, the Cash Collateral Account and the Credit Support Annex Account, to be executed by the Borrower in favour of the Lenders and/or Security Trustee and/or the Account Bank, in such form as the Agent may approve or require in compliance always with the laws governing same;

“Affected Lender” has the meaning given in Clause 5.5;

“Affiliate” means a subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;

“Agency and Trust Deed” means the agency and trust deed executed or to be executed between the Borrower, the Lenders, the Arranger, the Account Bank, the Swap Bank, the Agent and the Security Trustee, in such form as the Agent may approve or require, as the same may from time to time be amended and/or supplemented;

“Agent” means EUROBANK S.A., having its registered office at 8, Othonos Street, Athens, Greece and acting through its office at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Applicable Margin” means:

(a)

two point fifteen per cent (2.15%) per annum on the amount of the Loan outstanding as the same may be reduced by the Sustainability Pricing Adjustment in accordance with Clause 5.11 (Sustainability Pricing Adjustment); or

(b)	if a Cash Collateral is standing to the credit of the Cash Collateral Account:

(i)

one percent (1%) per annum on the amount of the Loan which is equivalent to the Cash Collateral standing to the credit of the Cash Collateral Account at any relevant time (on a dollar for dollar basis for the same rollover period as the Loan) and pledged in favour of the Lenders or the Security Trustee; and

(ii)

two point fifteen per cent (2.15%) per annum on the amount of the Loan outstanding minus the Cash Collateral, as the same may be reduced in accordance with Clause 5.11 (Sustainability Pricing Adjustment);

“Approved Existing Charter" means, in relation to the Ship, the time charterparty dated 3rd June 2022 as amended by Addendum No 1 dated 15 February 2023 and as the same may be further amended and/or supplemented, entered into by and between the Borrower and the Approved Existing Charterer;

“Approved Existing Charterer” means ASYAD LINE L.L.C., of Oman whose performance is guaranteed by the Performance Guarantor pursuant to the Performance Guarantee;

“Approved Flag” means the flag of the Republic of the Marshall Islands or such other flag as the Agent may, in its sole and absolute discretion, approve as the flag on which the Ship shall be registered;

“Approved Flag State” means the Republic of the Marshall Islands or any other country in which the Agent may, in its sole and absolute discretion, approve that the Ship be registered;

“Approved Manager” means for the time being EUROBULK LTD, a company lawfully incorporated in, and validly existing under the laws of, the Republic of Liberia, whose registered office is at 80, Broad Street, Monrovia, Liberia and having an office established in Greece (at 4, Messogiou & Evropis Street, 151 24, Maroussi, Greece) pursuant to the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof) or any other company appointed by the Borrower with the prior written consent of the Agent (such consent not to be unreasonably withheld) from time to time as the commercial, technical and operational manager of the Ship;

“Approved Manager’s Undertaking-Assignment” means, in relation to the Ship, a letter of undertaking executed or (as the context may require) to be executed by the Approved Manager in favour of the Security Trustee for the Ship in the terms reasonably required by the Security Trustee, agreeing certain matters in relation to the Approved Manager and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents and incorporating also a first priority assignment of all the rights which the Approved Manager may have in the Insurances relating to the Ship (other than the right to be reimbursed for P&I claims under the “pay and be paid” rule), in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented;

“Arranger” means EUROBANK S.A., having its registered office at 8, Othonos Street, Athens, Greece and acting through its office at 83 Akti Miaouli & 1, Flessa Street, Piraeus 185 38, Greece;

“Asset Cover Ratio” means one hundred and twenty per cent (120%) of the aggregate of the outstanding balance of the Loan and the Hedging Exposure;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	the Latest Permissible Drawdown Date or such later date as the Lenders may agree with the Borrower; or

(b)	if earlier, the date on which the Commitment is fully borrowed, cancelled or terminated;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Basel II” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel II: International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as amended, supplemented or restated; and

(b)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel II";

“Basel III” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

“Borrower” means the Borrower as specified in the beginning of this Agreement;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Athens, Piraeus and, in respect of a day on which a payment is required to be made (i) to the Builder also in Seoul, South Korea and (ii) under a Finance Document, also in New York City and in relation to the fixing of interest rate, which is a US Government Securities Business Day;

“Cash Collateral” means, at any relevant time, all sums standing to the credit of the Cash Collateral Account for the whole of an Interest Period in respect of which the Applicable Margin has been calculated and pledged in favour of the Lenders or the Security Trustee, at the Borrower’s option and which may be released in whole or in part at the request of the Borrower, provided always that no Event of Default has occurred which is continuing or would occur as a result of any such release;

“Cash Collateral Account” means an account and fixed time deposit account connected thereto or its renewals in the name of the Borrower with the Account Bank designated by the Agent as the Cash Collateral Account where any Cash Collateral is or may be deposited, at Borrower’s option, throughout the Security Period;

“Charged Property” means all of the assets of the Borrower or any other Security Party which from time to time are, or are expressed or intended to be, the subject of the Finance Documents;

“Charter” means any charter or other contract of employment whether already in existence, like the Existing Approved Charter, or not, of more than twelve months’ duration (taking into account any options to extend or renew contained therein) in respect of the employment of the Ship acceptable to the Agent;

“Charter Assignment” means, in respect of the Approved Existing Charter, any other Charter, the Performance Guarantee or any other guarantee supporting a Charter, the first priority assignment of any rights granted by the Borrower in favour of the Security Trustee, in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require, as the same may from time to time be amended and/or supplemented and respective notices of assignment and acknowledgements thereof;

“Charterer” in respect of any Charter, means the Approved Existing Charterer or any other first class charterer in the opinion of the Agent and acceptable to the Agent in its discretion, the Agent’s approval not to be unreasonably withheld;

“Classification Society” means in respect of the Ship, BV or such other classification society which the Agent shall, at the request of the Borrower, have agreed in writing and shall be treated as the Classification Society of the Ship for the purpose of the Finance Documents;

“Code” means the United States Internal Revenue Code of 1986 (as amended);

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Commitment Fee” means the fee to be paid by the Borrower to the Agent pursuant to Clause 20.1 (b);

“Commitment Letter” means the commitment letter dated 13th February 2023 addressed by the Agent to the Guarantor duly accepted by the Borrower and the Guarantor on the same day;

“Compliance Certificate” means a certificate referring to a compliance date in the form set out in Schedule 5 (or in any other form which the Agent approves) to be provided together with the financial accounts provided in accordance with Clauses 11.7 and 12.8;

“Compliance Date” means 31 December of each calendar year (or such other dates as the Agent may agree pursuant to Clause 12.8);

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Contract” means the shipbuilding contract dated 29 June 2021 made between the Borrower as ‘BUYER’ and HYUNDAI MIPO DOCKYARD CO., LTD of 100, Bangeojinsunhwan-doro, Dong-Gu, Ulsan, Korea, as ‘BUILDER’ (the “Builder”), for the Ship (Hull No.4201), relating to the construction and sale of the Ship, as the same may from time to time be amended and/or supplemented;

“Contract Price” in relation to the Ship, means Thirty Eight Million Seventy One Thousand Three Hundred and Twenty Dollars (US$38,071,320) or such other lesser or higher sum as may be payable by the Borrower to the Builder pursuant to the Contract;

“Contractual Currency” has the meaning given in Clause 21.5;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC;

“Credit Support Annex” means, in relation to the Swap Bank and the Borrower, the credit support annex (on the 2002 ISDA Bilateral Form-Transfer form) made between the Borrower and the Swap Bank pursuant to the Master Agreement;

“Credit Support Annex Account” means, in relation to the Credit Support Annex, an account in the name of the Borrower executing the Credit Support Annex with the Account Bank which is designated by the Agent as the Credit Support Annex Account for the purpose of this Agreement;

“Creditor Party” means the Agent, the Security Trustee, the Arranger, the Account Bank, the Swap Bank and any Lender, whether as at the date of this Agreement or at any later time;

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms;

“DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any replacement legislation applicable in the United Kingdom;

“Delivery” means the delivery of the Ship from the Builder thereof to, and the acceptance of the Ship by, the Borrower pursuant to the Contract;

“Delivery Amount” has the meaning given in the Master Agreement;

“Delivery Date” means the date upon which the Delivery of the Ship occurs;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank which, at the time the Transaction is entered into, is also a Lender;

(b)

its purpose is the hedging of all or part of the Borrower’s exposure under this Agreement to fluctuations in SOFR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)

it is designated by the Borrower, by delivery of a notice of designation by the Borrower to the Agent in the form set out in Schedule 5 as a Designated Transaction for the purposes of the Finance Documents;

“Disruption Event” means either or both of:

(a)

material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Security Party; or

(b)

the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Security Party preventing that, or any other, Party or, if applicable, any Security Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)

from communicating with other Parties or, if applicable, any Security Party in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Security Party whose operations are disrupted;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date, being a Business Day falling not later than the Latest Permissible Drawdown Date on which the Loan is or, as the context may require, shall be advanced to the Borrower;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to the Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or (as the case may be) to the Security Trustee pursuant to the General Assignment or the Charter Assignment and which arise out of the use or operation of the Ship, including (but not limited to):

(a)

all freight, hire and passage moneys, compensation payable to the Borrower or (as the case may be) to the Security Trustee pursuant to the General Assignment in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings;

(c)	contributions of any nature whatsoever in respect of general average; and

(d)

if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means, in relation to the Ship, the account(s) and fixed time deposit account connected thereto or its renewals opened or to be opened in the name of the Borrower with the Account Bank, which is designated by the Agent, as an Earnings Account(s) for the Ship for the purposes of this Agreement;

“EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to the Ship or her operation or the carriage of cargo and/or passengers thereon and/or provisions of goods and/or services on or from the Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from the Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any vessel owned, managed or crewed by or chartered to any Security Party pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from the Ship;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Evaluation Costs and Expenses” means the amounts to be paid by the Borrower under Clause 20.1 (a) hereof;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law, regulation or other official guidance referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Final Maturity Date” means the date falling on the earlier of (a) the seventh anniversary of the Drawdown Date and (b) 30 June 2030;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Master Agreement;

(d)	the Credit Support Annex;

(e)	the Master Agreement Assignment;

(f)	the Guarantee;

(g)	the Accounts Pledges;

(h)	the Mortgage;

(i)	the General Assignment;

(j)	the Charter Assignment in connection with the Approved Existing Charter and any other future Charter Assignment;

(k)	the Approved Manager’s Undertaking;

(l)	the Guarantor’s Undertaking-Assignment; and

(m)

any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower, each period of 1 year commencing on 1 January thereof in respect of which its accounts are or ought to be prepared;

“Funding Rate” means an individual rate notified by the Lenders to the Borrower pursuant to paragraph (b) of Clause 5.4;

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America;

“General Assignment” means, in relation to the Ship, a first priority deed of assignment collateral to the Mortgage registered or to be registered thereon, executed or (as the context may require) to be executed by the Borrower in favour of the Security Trustee, whereby the Borrower shall assign to the Security Trustee the Insurances, the Earnings and any Requisition Compensation of the Ship, in such form as the Agent (acting on the instructions of the Majority Lenders) may approve or require, as the same may from time to time be amended and/or supplemented and respective notices of assignment and acknowledgements thereof;

“Group” means the Guarantor and its subsidiaries (including the Borrower);

“Guarantee" means the guarantee and indemnity given or, as the context may require, to be given by the Guarantor in favour of the Security Trustee in form and substance satisfactory to the Agent, as security for the Secured Liabilities and any and all obligations of the Borrower under this Agreement;

“Guarantor” means EUROSEAS LTD. being a company incorporated in accordance with the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or any other legal entity nominated by the Borrower and accepted by the Agent which have, or as the context may require, shall or may at any time guarantee the obligations of the Borrower under this Agreement and/or those of the other Security Parties to the Lenders and/or any other Creditor Party;

“Guarantor’s Undertaking-Assignment” means, in relation to the Ship, an undertaking to the Security Trustee in respect of the Ship executed or (as the context may require) to be executed by the Guarantor, being nominated as co-assured in the insurance policies for the Ship whereby the Guarantor would undertake throughout the Security Period, to subordinate any and all claims it may have against the Borrower and/or the Ship to the claims of the Lenders under the Loan Agreement and the Finance Documents and would incorporate also a first priority assignment of all the rights which the Guarantor may have in the Insurances relating to the Ship (other than the right to be reimbursed for P&I claims under the “pay and be paid” rule);

“Hedging Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Bank with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank, the Borrower being the defaulting party;

“Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day;

“IACS” means the International Association of Classification Societies;

“Insurances” means, in relation to the Ship:

(a)

all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan ascertained in accordance with Clause 6;

“Interpolated Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than six US Government Securities Business Days (and no less than three US Government Securities Business Days) before the Quotation Day; and

(b)

the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“Interpolated Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is three US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788(19)), as the same may be amended, supplemented or superseded from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time);

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Latest Permissible Drawdown Date” means the 30th June 2023, being the latest date for drawdown of the Loan pursuant to Clause 2 hereof;

“Lender” means, subject to Clause 26.6:

(a)

a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14), its successor or assign, unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a valid Transfer Certificate;

“Major Casualty” means, in relation to the Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $750,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before the Loan has been made, Lenders whose Commitments are equal to or greater than 66 ⅔ per cent. of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions are equal to or greater than 66 ⅔ per cent. of the Loan;

“Management Agreement” means the agreement made between the Borrower and the Approved Manager providing (inter alia) for the Manager to manage the Ship);

“Mandatory Costs” shall have the meaning given to it in Clause 21.8;

“Market Disruption Rate” means the Reference Rate;

“Market Value” means, in relation to the Ship, the market value of the Ship determined not earlier than one month prior to the Drawdown Date and at least once a year thereafter by one separate, independent and reputable first class sale and purchase broker, appointed by and reporting to the Agent certifying the market value of the Ship on the basis set out in Clause 15.4 at the expense of the Borrower in accordance with Clause 15.4 and 15.9 hereof;

“Master Agreement" means a master agreement on the 2002 ISDA (Multicurrency-Crossborder) form (including the schedules collateral thereto and the Credit Support Annex thereto) in an agreed form to be made between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the Master Agreement;

“Master Agreement Assignment" means a deed of assignment of the Borrower’s rights under the Master Agreement in a form acceptable to the Swap Bank;

“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Majority Lenders, has or will have a Material Adverse Effect;

“Material Adverse Effect” means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or any other Security Party (other than the Approved Manager); or

(b)	the ability of the Borrower or any other Security Party (other than the Approved Manager) to perform its respective obligations under the Finance Documents to which it is a party; or

(c)

the validity or enforceability of, or the effectiveness or ranking of, any Security Interest granted pursuant to any of the Finance Documents or the rights or remedies of any Creditor Party under any of the Finance Documents;

“Maximum Facility Amount” means an amount equal to the lesser of (i) $26,000,000 and (ii) 67% of the charter-free market value of the Ship;

“Minimum Liquidity” means free and unencumbered (other than in favour of the Lender(s)/Lender(s)’s banking group or the Agent or the Account Bank) minimum liquidity balances in aggregate of at least 15 % of the Loan outstanding, including but not limited to any amounts held in the Cash Collateral Account which is to be held during the Security Period in an account or accounts opened or to be opened with the Lender(s)/Lender(s)’ banking group or the Agent or the Account Bank in the name of the Borrower or the Guarantor or any other member of the Group or any other entity acceptable to the Agent;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to the Ship, the first priority or first preferred ship mortgage (as the case may be) on the Ship executed or to be executed by the Borrower in favour of the Security Trustee under an Approved Flag (and Deed of Covenant collateral thereto if applicable), in such form as the Security Trustee may approve or require, as the same may from time to time be amended and/or supplemented;

“Net Worth” means the value of the total assets of the Guarantor minus total liabilities, as expressed in its financial statements;

“Notifying Lender” has the meaning given in Clause 23.1;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Ship and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Protocol of Delivery and Acceptance” means the protocol of delivery and acceptance in respect of the Ship executed and delivered or (as the context may require) to be executed and delivered by or on behalf of the Builder and the Borrower, evidencing the delivery and acceptance of the Ship pursuant to the Contract, such protocol to be in a form satisfactory to the Agent;

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Party” means a party to this Agreement or a Finance Document (together the “Parties”);

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);

“Payment Currency” has the meaning given in Clause 21.5;

“Performance Guarantee” means the letter of guarantee in respect of the Approved Existing Charter executed by the Performance Guarantor in favour of the Borrower pursuant to which the Performance Guarantor guaranteed to the Borrower and their successors, transferees and assigns the due and punctual performance of all present and future obligations of the Approved Existing Charterer under the Approved Existing Charter;

“Performance Guarantor” means ASYAD SHIPPING COMPANY S.A.O.C. (formerly known as OMAN SHIPPING COMPANY S.A.O.C.), a company organised and existing under the laws of the Sultanate of Oman (CR No 1723154) having its registered office at Madinat Alsultan Qaboos, Bousher, Muscat Governorate, 118 P.O. Box 104, Sultanate of Oman;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)

liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(h);

(f)

any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time and/or the satisfaction of any other condition, would constitute an Event of Default;

“Purchase Price” means in relation to the Ship, the price to be paid by the Borrower to the Builder pursuant to the terms of the Contract or such other sum as is determined in accordance with the terms and conditions of the Contract;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day shall be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one (1) day, the Quotation Day will be the last of those days);

“Reference Rate” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 7,

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“Relevant Jurisdiction” means, in relation to the Borrower or any other Security Party:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Finance Documents entered into by it;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them;

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government Securities;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Repayment Instalment” means each instalment of the Loan which becomes due for repayment by the Borrower on a Repayment Date pursuant to Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Restricted Party” means a person that is:

(a)	listed on, owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; or

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a Sanctioned Country; or

(c)

otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities or against whom Sanctions are otherwise directed);

“Retention Account” means an interest bearing account in the name of the Borrower with the Lenders and/or the Account Bank, or any other account which is designated by the Agent as the Retention Account at its discretion for the purposes of this Agreement;

“Sanctioned Country” means a country or territory that is, or whose government is, the target of Sanctions broadly prohibiting dealings with such government, country or territory (currently including, without limitation, Cuba, Iran, North Korea, Crimea, and Syria);

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered, enacted or enforced by any Sanctions Authority and/or any other body notified from time to time in writing to the Borrower by the Agent, or otherwise imposed by any law or regulation to which the Borrower, any other Security Party and the Lenders are subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);

“Sanctions Authorities” means together:

(a)	the United States government;

(b)	the United Nations Security Council;

(c)	the European Union or its member states ;

(d)	the United Kingdom; or

(e)

the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty's Treasury (HMT);

“Sanctions List” means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, any list maintained by OFAC within its “the Consolidated Sanctions List”, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities;

“Secured Liabilities” means all liabilities which any Security Party, at the date of this Agreement or at any later time or times, has under or by virtue of any Finance Document and in the case of the Approved Manager under or by virtue of the Approved Manager’s Undertaking-Assignment or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	any mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)

any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Borrower, the Guarantor, the Approved Manager, and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within paragraph (j) of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Finance Documents whensoever arising have been irrevocably paid, performed and/or complied with;

“Security Trustee” means EUROBANK S.A., having its registered office at 8, Othonos Street, Athens, Greece and acting through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Ship” means Hull No. 4201 a sub panamax container carrier of about 37200 DWT currently under construction at the Builder in accordance with the terms and the conditions of the Contract, to be registered under the Marshall Islands flag in the ownership of the Borrower under the name “GREGOS”;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York, (or any other person which takes over the publication of that rate);

“Specified Time” means a day or time determined in accordance with Schedule 7 (Timetables);

“Swap Bank” means EUROBANK S.A. acting in such capacity through its office at 8, Iolkou Street, & Filikis Etairias Str., 142 34 N. Ionia, Athens, Greece and includes its successors in title;

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)

any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire unless she is within 40 days redelivered to the full control of the Ship’s owner;

(c)	any arrest, capture, seizure or detention of the Ship unless she is within 40 days redelivered to the full control of the Ship’s owner;

(d)	any hijacking or theft of the Ship unless she is within 6 months redelivered to the full control of the Borrower;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower, with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)

in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred, provided that the Agent shall notify the Borrower of such date as soon as practicable;

“Transaction” has the meaning given in the Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed;

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower or a Security Party under the Finance Documents;

“US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“US Tax Obligor” means:

(a)	the Borrower which is resident for tax purposes in the United States of America; or

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US Federal income tax purposes;

“VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere;

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.3	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“document” includes a deed; also a letter, fax or electronic mail;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of her insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable tax including VAT;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

a Lender's "cost of funds" in relation to its participation in the Loan (or any part of the Loan) is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan (or that part of the Loan) for a period equal in length to the Interest Period of the Loan (or that part of the Loan);

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.4;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.5;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision in the Norwegian Marine Insurance Plan;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.5;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 24 of the Institute Time Clauses (Hulls) (1/10/83) or clause 25 of the Institute Time Clauses (Hulls) (1/11/1995).

1.4

Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.5	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)

a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.6	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.5 and paragraph (a) of this Clause 1.6 apply unless the contrary intention appears.

(c)

References in Clause 1.2 to a document being in the form of a particular Schedule or Appendix include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

(e)

This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

1.7	Event of Default. A Potential Event of Default and/or an Event of Default are “continuing” if either of them has not been remedied or waived.

2.	LOAN

2.1

Amount of loan. Subject to the satisfaction of all conditions precedent and in reliance on the representations and warranties made in or in accordance with them and furthermore subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower in one (1) advance a principal amount being the lesser of (i) $26,000,000 and (ii) 67% of the charter-free market value of the Ship.

2.2

Lenders' participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in Clause 1.1 to this Agreement.

2.4	Application of Proceeds. The Lenders shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.

2.5

Duration of Lenders’ commitment. The Lenders will be under no liability to advance their respective Commitments or any part of them after the date of the expiry of the Availability Period, whereas any part of the Commitment undrawn and not cancelled at close of business on the date of expiry of the Availability Period shall automatically be cancelled.

2.6	Borrower’s right of cancellation

2.6.1	The Borrower shall be entitled to cancel the Loan under this Agreement upon giving the Lender not less than ten (10) days’ notice in writing to that effect.

2.6.2	Any notice of cancellation once given by the Borrower shall be irrevocable whereas any amount cancelled may not be drawn.

2.6.3

Notwithstanding any cancellation pursuant to sub-clause 2.6.1, the Borrower shall continue to be liable for any and all amounts due to the Lenders under this Agreement, including without limitation any amounts due under Clause 24 (Increased Costs).

3.	POSITION OF THE LENDERS

3.1

Interests of Lenders several. The rights of the Lenders under this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) are several; accordingly each Lender shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender and/or any other Creditor Party to be joined as an additional party in any proceedings for this purpose.

3.2

Independent action by a Lender. None of the Lenders shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Finance Documents without the prior written consent of the Majority Lenders but, provided such consent has been obtained, it shall not be necessary for any other Lender to be joined as an additional party in any proceedings for this purpose.

3.3

Obligations of Lenders several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party, any other Lender being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender and any other Creditor Party, the Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document;

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5

Reliance on action of Agent. The Borrower and each Security Party shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4.	DRAWDOWN

4.1

Request for Loan. Subject to the following conditions, the Borrower may request the Loan to be advanced by ensuring that the Agent receives the Drawdown Notice not later than 11.00 a.m. (London time) two (2) Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date has to be a Business Day up to and including the Latest Permissible Drawdown Date; and

(b)

the amount of the Loan shall not exceed the lesser of (i) $26,000,000 and (ii) 67% of the charter-free market value of the Ship as determined up to thirty days prior to the Drawdown Date and shall be used for the purposes set out in Clause 1.1 of this Agreement; and

(c)	the Loan shall be advanced in a single amount;

(d)	the Borrower has complied with the provisions of Clause 9.1 with respect to the Loan.

4.3	Notification to Lenders of receipt of the Drawdown Notice. The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan drawn down and the Drawdown Date;

(b)	the amount of that Lender's participation in the Loan; and

(c)	the duration of the first Interest Period.

4.4

Drawdown Notice irrevocable. The Drawdown Notice shall specify the amount of the Loan and Business Day upon which same is required to be advanced as well as the proposed duration of the first Interest Period, shall give full details of the place and account to which the proceeds of the Loan are to be paid, which must both be acceptable to the Lenders and shall be signed by a director or an authorised attorney-in-fact of the Borrower, and once served, the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5

Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on the Drawdown Date under Clause 2.2.

4.6

Disbursement of Loan. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 and that payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice and in the same funds as the Agent received the payments from the Lenders.

4.7

Disbursement of the Advance to Builder’s Bank. Notwithstanding the foregoing provisions of this Clause 4, in the event that any part of the Loan is required to be drawn down prior to the satisfaction of the conditions precedent set out in Clause 10.1 and remitted to the Builder’s bank in accordance with the relevant clause of the Contract (herein called the “Builder’s Bank”), the Agent may in its absolute discretion agree to remit such amount to the Builder’s Bank prior to the satisfaction of the conditions precedent set out in Clause 9.1 expressly subject to the following conditions:

(a)

such amount is remitted to the Builder’s Bank to be held by it in an account in the Agent’s name and/or to the order of the Agent to be held in a separate account which shall be operated pursuant to the terms and conditions of the Contract;

(b)

the principal amount (the “deposited amount”) of such funds will only be released to the Builder strictly in accordance with the Agent’s instructions set out in the SWIFT payment instructions and the Contract, (herein, the “SWIFT Instructions”) of the Agent to the Builder’s Bank;

(c)	the deposited amount so released may be used only for payment to the account of the Builder in satisfaction of the balance of the Purchase Price of the Ship plus extras; and

(d)	in the event that:

(i)	none of the said amount so remitted is released (whether on the expected Delivery Date or thereafter) in accordance with the SWIFT instructions or any part thereof is not so released, or

(ii)	the Builder’s Bank fails to remit the said amount in accordance with the SWIFT Instructions,

in case of continued failure of the Builder’s Bank to comply with the SWIFT instructions the Borrower shall forthwith upon demand by the Agent pay to the Agent such amounts that may be certified by the Agent as being the amount required to indemnify the Agent in respect of any cost transferred to the Agent in relation to the deposited amount from the date of payment thereof to the Builder’s Bank to the date of disbursement of the deposited amount to the Builder or the refund of the deposited amount to the Agent less the amount (if any) of the earned interest received by the Agent from the Builder’s Bank .

(e)

Without prejudice to the obligations of the Borrower to indemnify the Agent on demand, the Agent shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Builder’s Bank (provided that prior to taking such action the Borrower shall have agreed to indemnify the Agent for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Agent shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Clause 4.7(d)) the Agent shall, so long as no Event of Default has occurred and is continuing, pay to the Borrower the amount so recovered after subtracting any tax suffered or incurred thereon or expenses incurred by the Lender.

(f)

The Agent shall have no liability whatsoever to the Borrower or any other person for any loss caused by the Builder’s Bank’s failure for any reason whatsoever to remit the said amount and any earned interest to the designated account or to comply fully in accordance with the SWIFT Instructions.

(g)

Any amounts remitted by the Builder’s Bank (to the Lender and returned pursuant to this Clause 4.7 will be applied as follows, and express authority is hereby given by the Borrower to the Agent to make such application, in case the purchase of the Ship has been cancelled or delayed beyond the Cancelling Date as per the Contract these amounts shall be applied in or towards prepayment of the outstanding indebtedness in full, and the remaining amount (if any) shall be freely available to the Borrower;

provided that if any such amount so returned is not a part of the amount of the Loan but part of the Borrower’s equity such amount shall be freely available to the Borrower.

The provisions of Clause 8.10 shall apply to any prepayment of the Loan made under this Clause 4.7.

4.8

Satisfaction of Conditions Precedent. Notwithstanding the giving of the Drawdown Notice pursuant to Clause 4.1, the Lenders shall not be obliged to disburse any funds until all the conditions precedent set out in Clause 9.1 have been satisfied, save as provided in Clause 9.2.

4.9

Deemed Indebtedness. The relevant payment by the Agent under Clause 4.6 shall constitute the advancement of the Loan and the Borrower shall thereupon become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender's Contribution.

5.	INTEREST

5.1

Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan or any part of the Loan in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

5.2

Calculation of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan or any part of the Loan in respect of each Interest Period is a percentage rate per annum which is the aggregate of:

(i)	the Applicable Margin; and

(ii)	Reference Rate.

5.3

Payment of accrued interest. The Borrower shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (and, if an Interest Period is longer than 3 months, on the dates falling at three (3) monthly intervals after the first day of the Interest Period).

5.4	Notification of rates of interest. The Agent shall notify the Borrower and each Lender of:

(a)	the determination of a rate of interest under this Agreement; and

(b)	each Funding Rate relating to the Loan, any part of the Loan or any Unpaid Sum.

5.5	Unavailability of Term SOFR

(a)

Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)

Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)

Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of Loan or that part of the Loan.

(d)

Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 5.7 shall apply to the Loan or that part of the Loan for that Interest Period.

5.6	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 50 per cent (50%) of the Loan or that part of the Loan as appropriate) that its cost of funds relating to its participation in the Loan or that part of the Loan would be in excess of the Market Disruption Rate, then Clause 5.7 shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

5.7	Cost of funds

(a)

If this Clause 5.7 applies, the rate of interest on each Lender's share of the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)

the rate notified to the Agent (and the Borrower) by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan or that part of the Loan.

(b)

If this Clause 5.7 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 24.7, any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If paragraph (e) below does not apply and any rate notified to the Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If this Clause 5.7 applies pursuant to Clause 5.6 and

(i)	a Lender's Funding Rate is less than the Market Disruption Rate; or

(ii)	a Lender does not notify a rate by the time specified in sub-paragraph (ii) of paragraph (a) above,

that Lender's cost of funds relating to its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

5.8	Break Costs

(a)

The Borrower shall, within three (3) Business Days of demand by a Creditor Party, pay to that Creditor Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day prior to the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become or may become payable.

5.9

Interest Rate Hedging. The Borrower shall sign the Master Agreement and the Credit Support Annex with Eurobank S.A. as Swap Bank on the date of this Agreement. At any time during the Security Period, the Borrower may request the Swap Bank to conclude Designated Transactions to fix the interest rate for the Loan for more than 12 months, following drawdown of the Loan. Unless the Swap Bank agrees otherwise, any such hedging arrangements shall be from floating rate to fixed rate only and shall not (i) exceed the amount of the Loan or (ii) extend beyond the final Repayment Date. Signature of the said Master Agreement does not commit the Swap Bank to conclude Transactions, but provides a contractual framework within which Designated Transactions may be concluded and secured on mutually acceptable terms to be agreed at the relevant time. If at any time the aggregate notional amount of the Designated Transactions exceeds the outstanding principal amount of the Loan, the notional amount of the Designated Transactions shall be reduced by way of termination notified by either party on or about the date the Designated Transactions exceed the amount of the Loan, so that the aggregate notional amount of the Designated Transactions reflect the then outstanding principal amount of the Loan. Such termination shall be treated under the said Master Agreement as an Additional Termination Event (as defined in section 14 of the Master Agreement) with the Borrower as the sole Affected Party (as defined in section 14 of Master Agreement). The Borrower’s obligations under the said Master Agreement and Credit Support Annex shall be secured on a pari passu basis with its obligations under this Agreement.

5.10	Applicable Margin.

(a)	The Borrower may, at his option and subject to:

(i)

serving a written notice to the Agent not less than 2 Business Days prior to the commencement of an Interest Period (or at any other time during an Interest Period as the Agent may agree in its absolute discretion) (the "Commencement Date"); and

(ii)	no Event of Default having occurred; and

(iii)	no Event of Default resulting from the relevant application,

credit the Cash Collateral Account with the Cash Collateral and apply the Cash Collateral on the Commencement Date in reducing the Margin to 1.00 per cent. (1%) per annum and such reduced Margin shall apply to an amount of the Loan equal to the Cash Collateral for a duration to be agreed between the Borrower and the Agent but having the same duration of an Interest Period of the Loan (the "Fixing Period") on or prior to the relevant Commencement Date. The Cash Collateral (or any part thereof) may only be withdrawn or transferred at the end of any Fixing Period;

(b)

If the Borrower withdraws or transfers the Cash Collateral (or any part thereof) prior to the end of a Fixing Period in accordance with paragraph (a) above or otherwise with the Agent's prior consent, the Margin for the amount of the Loan equal to the Cash Collateral which has been withdrawn or transferred will revert to the Margin which applies at that time in accordance with the terms of the Loan Agreement and the Borrower will indemnify the Lenders on demand in respect of all breakage costs which result from such withdrawal or transfer effected prior to the end of a Fixing Period.

5.11	Sustainability pricing adjustment

5.11.1

On the first day of each Pricing Adjustment Period, the Applicable Margin (initially of 2.15% per annum) applicable to the Loan outstanding shall be reduced by up to 0.05% (zero point zero five percent) per annum, in case (i) the Ship’s CII Rating for the previous year remains at least “B”, and shall remain at least “B” for the whole duration of such Pricing Adjustment Period and (ii) the Ship’s Reported EEOI for the same period is 29gCO2 per cargo ton transported/nautical mile or less (the “Sustainability Pricing Adjustment”);

5.11.2	At the expiry of a Pricing Adjustment Period the Applicable Margin to the Loan shall revert to 2.15% per annum.

5.11.3

The Sustainability Pricing Adjustment applicable to the Loan shall at no time exceed 0.05% per annum for the duration of the Security Period and shall not be reduced further during a subsequent Pricing Adjustment Period.

5.11.4	If an Event of Default occurs, the Sustainability Pricing Adjustment shall no longer apply and the Applicable Margin of 2.15% per annum shall apply instead.

In this Clause 5.11:

“CII” means Carbon Intensity Indicator, as provided in the MARPOL Carbon Intensity Regulations;

“CII Rating” means the Ship’s attained operational carbon intensity rating, expressed as a rating from A-E in a calendar year, as calculated in accordance with the MARPOL Carbon Intensity Regulations.

“EEOI” means Energy Efficiency Operational Index as per IMO MEPC.1/Circ.684, 2009;

“Reported EEOI” is the operational efficiency of the Ship quantified by measuring the annual average carbon intensity of the Ship per transport work which is reported annually in gCO2 per ton of cargo shipped/nautical mile travelled and it is verified by the company’s approved Classification Society or other competent authority in respect of the Ship or in case said entities are unable to provide such a verification by the Approved Manager.

“Pricing Adjustment Period” means, the period commencing on the first day of the Interest Period after a Sustainability Performance Certificate related to the Ship has been delivered to the Agent and ending on the first anniversary thereof provided that the last such period may last only few months as it will reach the Final Maturity Date;

“Sustainability Performance Certificate” means a certificate in the form set out in Schedule 6 (Form of Sustainability Performance Certificate) signed by a director of the Borrower or the Chief Executive Officer or Chief Financial Officer of the Guarantor, that shows the Ship’s CII Rating and sets forth the Ship’s CII Rating, and Reported EEOI certified by the approved classification society or other competent authority in respect of the Ship.

“Sustainability Period” means, in respect of the Ship, the period commencing on the later of (i) 1 January 2023 and (ii) the day the Ship came under the management of the Approved Manager, and ending on 31 December 2023, and each subsequent 12-month period thereafter.

6.	INTEREST PERIODS

6.1	Selection of Interest Periods

(a)

The Borrower may select the Interest Period for the Loan in the Drawdown Notice. Subject to paragraphs (f) and (h) below and Clause 6.2, the Borrower may select each subsequent Interest Period in respect of the Loan in a selection notice.

(b)	Each selection notice is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)

If the Borrower fails to select an Interest Period in the Drawdown Notice or fails to deliver a selection notice to the Agent in accordance with paragraphs (a) and (b) above, the relevant Interest Period will, subject to Clause 6.2, be three (3) Months.

(d)	Subject to this Clause 6, the Borrower may select an Interest Period of three (3) or six (6) Months or such longer or shorter period as the Agent may, in its sole discretion, agree with the Borrower.

(e)	An Interest Period in respect of the Loan shall not extend beyond the final Repayment Date.

(f)

In respect of a Repayment Instalment, the Borrower may request in the relevant selection notice that an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it and, subject to paragraph (d) above, select a longer Interest Period for the remaining part of the Loan.

(g)

The first Interest Period for the Loan shall start on the Drawdown Date and, subject to paragraph (h) below, each subsequent Interest Period shall start on the last day of its preceding Interest Period.

(h)	Except for the purposes of paragraph (f) above and Clause 6.2, the Loan shall have one Interest Period only at any time.

6.2	Changes to Interest Periods

(a)

In respect of a Repayment Instalment, prior to determining the interest rate for the Loan, the Agent may establish an Interest Period that is shorter than the Interest Period selected in the relevant selection notice for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant selection notice, subject to paragraph 6.1.(d) of Clause 6.1.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 6.2, it shall promptly notify the Borrower and the Lenders.

6.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.	DEFAULT INTEREST

7.1	Default Interest

(a)

If the Borrower or a Security Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the relevant due date for payment thereunder, that is: (i) the date on which such Finance Documents provide that such amount is due for payment; or (ii) if a Finance Document provides that such amount is payable on demand, three (3) days following the date on which the demand is served; or (iii) if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable, up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two point five per cent. (2.5%) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent. Any interest accruing under this Clause 5.3 shall be immediately payable by the Borrower and the Security Parties on demand by the Agent.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)

the rate of interest applying to that Unpaid Sum during that first Interest Period shall be two and a half per cent (2.5%) per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)

Default Interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

7.2

Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 9 (h) (Interest and Compensation) of the Master Agreement shall apply.

8.	REPAYMENT AND PREPAYMENT

8.1

Amount of repayment instalments. The Borrower shall repay the Maximum Facility Amount by twenty eight (28) consecutive equal quarterly instalments, the first twelve (12) instalments in the amount of seven hundred thousand Dollars ($700,000) each, followed by sixteen (16) instalments in the amount of four hundred fifty thousand Dollars ($450,000) each and by a balloon payment of ten million four hundred thousand Dollars ($10,400,000) (the “Balloon Instalment”).

8.2

Repayment Dates. The first instalment of the Loan shall be repaid on the date falling three (3) months after the Drawdown Date and each subsequent instalment shall be repaid at three monthly intervals thereafter and the Balloon Instalment shall be repaid concurrently with the twenty eighth (28th) and final repayment instalment, which shall be repaid on the final Repayment Date being the date falling on the Final Maturity Date,

Provided always that if the amount of the Loan drawn down hereunder is less than $26,000,000 then the amount of the repayment instalments and of the Balloon Instalment shall be reduced on a pro rata basis.

8.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Lenders all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or part of the Loan on the last day of an Interest Period.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) or a multiple thereof;

(b)

the Agent has received from the Borrower at least ten (10) Business Days prior written confirmative and irrevocable notice specifying the amount to be prepaid in connection with the Loan and the date on which the prepayment is to be made (such date shall be the last day of an Interest Period); and

(c)

the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6

Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7

Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8

Mandatory prepayment. The Borrower shall be obliged to prepay the Loan in full together with accrued interest to the date of prepayment and all other sums payable by the Borrower to the Lenders pursuant to this Agreement and the other Finance Documents (and if the Commitment or any portion thereof has not been drawn yet, it shall be reduced to zero) if the Ship is sold (provided that no Event of Default has occurred and is continuing and then, subject to the prior written consent of the Agent, not to be unreasonably withheld), refinanced by another bank or financial institution or becomes a Total Loss:

(a)

in the case of a sale of the Ship (whether for further trading or scrapping), on the earlier of (i) the date on which the sale is completed by delivery of the Ship to the buyer and (ii) the date of receipt by the Borrower of the sale proceeds; or

(b)	in the case of a refinancing of the Ship, on or before the date on which the refinancing takes place; or

(c)

in the case of a Total Loss of the Ship, on the earlier of (i) the date falling one hundred eighty (180) days after the Total Loss Date and (ii) the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9

Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise) in respect of the Loan and, together with any sums payable under Clause 21.2) but, subject to Clause 5.8, without premium or penalty.

8.10

Application of partial prepayment. Each voluntary partial prepayment shall be applied at the Borrower’s option against the repayment instalments of the Loan specified in Clause 8.1 and the Balloon Instalment.

8.11	No reborrowing. No amount prepaid or repaid may be re-borrowed.

8.12

Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9.	CONDITIONS PRECEDENT – Conditions SUBSEQUENT

9.1	Documents, fees and no default. Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:

(a)	that, on or before the date of signing of this Agreement, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the date of drawdown of the Loan, the Lender receives the documents described in Part B in Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(c)	that, on or before the service of the Drawdown Notice, the Agent receives the fees payable pursuant to Clause 20.1 (a) and has received payment of the expenses referred to in Clause 20.2;

(d)	that at the date of the Drawdown Notice, at the Drawdown Date and on the first day of each Interest Period and on the date of each Compliance Certificate:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)

the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading in any material respect if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing;

(iv)	there has not been a Material Adverse Change in the financial position or state of affairs of the Borrower and/or the Group from that disclosed to the Agent prior to the date of this Agreement;

(e)

that, if the ratio set out in Clause 15.1 were applied immediately following the advancement of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)

that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent (acting reasonably) may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent.

If the Majority Lenders, at their discretion, permit the Loan to be advanced before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).

9.3	Conditions Subsequent.

The Borrower undertakes to deliver or cause to be delivered to the Agent within thirty (30) days after the Delivery Date or at any later date agreed by the Agent the documents and other evidence listed in Schedule 3, Part C (Conditions Subsequent).

10.	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows:

10.2

Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands and in compliance with the Republic of the Marshall Islands Economic Substance Regulation 2018 in accordance with its terms and time frame once the same becomes applicable; neither the Borrower nor any Security Party is a FATCA FFI or a US Tax Obligor.

10.3

Share capital and ownership. The Borrower has an authorised share capital divided into 100 registered shares and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim by the Guarantor.

10.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which it is a party; and

(b)

to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a Party.

(c)	to authorise the registration of the Ship under the Approved Flag.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6

Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)

create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests. Without limiting the generality of 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)

no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8

No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation in any Relevant Jurisdiction; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets, and will not have a Material Adverse Effect.

10.9

No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Relevant Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11

Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.6; all audited and consolidated accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no Material Adverse Change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts which constitutes a Material Adverse Effect.

10.12

No litigation. No legal or administrative action involving the Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case and if determined adversely, would be likely to have a Material Adverse Effect.

10.13	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.5, 11.9, 11.12 and 11.19.

10.14	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to it and its business.

10.15	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.

10.16

No Money Laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of their obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that (i) it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirements or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10.17

Patriot Act. To the extent applicable to the Borrower, the Borrower is in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18	Social law matters. The Borrower is in compliance in all material respects with any employment law or relevant regulation applicable to it.

10.19

Compliance with processing of personal data. The Borroweris in compliance in all material respects with any law or regulation applicable to it pertaining to the protection of persons from the processing of personal data and no claim, notice or other communication has been received by the Borrower and/or the Guarantor in respect of any actual breach of, or liability under, any such law or regulation which, has or would be reasonably likely to have a Material Adverse Effect on the Borrower.

10.20

DAC 6. No transaction contemplated by the Finance Documents nor any transaction to be carried out in connection with any transaction contemplated by the Finance Documents meet any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU, if applicable.

10.21	The Ship. The Ship will upon her delivery to the Borrower and at any time thereafter be:

(a)

in the absolute and unencumbered (other than in favour of the Lenders or any other Creditor Party) ownership of the Borrower who will on and after the Ship’s delivery be the sole, legal and beneficial owner of the Ship;

(b)	registered in the name of the Borrower under the laws and flag of the Flag State;

(c)

operationally seaworthy and in every way fit for service, provided that the Borrower will not be in violation of this sub-clause 10.21 (c) in cases of (i) small off hire incidents occurring during the normal course of trading of the Ship or (ii) in cases of normal maintenance/repairs or (iii) in cases of damage to the Ship by causes for which it is insured under the Ship’s Insurances and all necessary steps have been taken to repair such damage to the satisfaction of any requirements set by the Ship’s Classification;

(d)	classed with the relevant Classification free of all qualifications and overdue recommendations of the relevant Classification Society affecting class;

10.22

Ship’s employment. The Ship is not subject to any Charter other than the Approved Existing Charter and will not be subject to any other charter or contract of employment or to any other agreement to enter into any charter or contract which, if entered into after the date of the Mortgage/General Assignment would have required the consent of any Creditor Party and on the date of her delivery to the Borrower and any time thereafter there will not be any agreement or arrangement whereby the Earnings (as defined in the Mortgage/General Assignment) of the Ship may be shared with any other person.

10.23

No Security Interests. Neither the Ship, nor her Earnings, Insurances or Requisition Compensation (each as defined in the Mortgage/General Assignment) nor the Accounts or any of them nor any other properties or rights which are, or are to be, the subject of any of the Finance Documents will be, on the date the Ship will be delivered to the Borrower subject to any Security Interest other than Permitted Security Interests.

10.24

No immunity. Neither the Borrower nor any of its respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement).

10.25

Valid choice of Law. The choice of law agreed to govern this agreement and/or any other finance document and the submission to the jurisdiction of the courts agreed in each of the finance documents are or will be, on execution of the respective finance documents, valid and binding on the Borrower and any other security party which is or is to be a party thereto.

10.26	Environmental matters

(a)	no Environmental Law applicable to the Ship and/or the Borrower and/or the Approved Manager has been violated in a material way;

(b)	all consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force;

(c)

no Environmental Claim has been made or, to the best of the Borrower’s knowledge and belief, is threatened or pending against any of the Borrower or any other Security Party or the Ship and there has been no environmental incident which has given, or might give, rise to such a claim.

10.27

Sanctions. Neither the Borrower and/or the Guarantor nor any other Security Party (a) is a Restricted Party, (b) is controlled directly or indirectly by a Restricted Party, (c) controls a Restricted Party or (d) has a Restricted Party serving as director or officer and as far as the Approved Existing Charter is concerned, same contains the BIMCO Non-Designated Entities Clause pursuant to which the Approved Existing Charterer has warranted that on the date of the relevant fixture and throughout the duration of the Approved Existing Charter it will not be subject to any of the sanctions, prohibitions, restrictions or reservations mentioned therein.

10.28

Pari passu and subordinated indebtedness. The obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower, and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrower, with the exception of any obligations which are mandatorily preferred by operation of law and not by contract, and any Financial Indebtedness of the Borrower owing to any of its respective shareholders is subordinated in all respects to the Borrower’s obligations under this Agreement (in the case of a Borrower).

10.29

No filings or actions required. Save for the registration of the Mortgage under the laws of the Approved Flag State through the competent registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of Finance Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Finance Documents and each of the Finance Documents is in proper form for its enforcement in the courts of the Relevant Jurisdiction in accordance with its terms.

10.30	Solvency.

(a)	neither the Borrower nor any other Security Party is unable, or admit or have admitted their inability, to pay its debts or has suspended making payments on any of its debts;

(b)

neither the Borrower nor any other Security Party by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness;

(c)	the value of the assets of the Borrower and the other Security Parties is not less than their respective liabilities (taking into account contingent and prospective liabilities); and

(d)	no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any Financial Indebtedness of the Borrower or any other Security Party.

10.31	Valuations. The Borrower represents and warrants that:

(a)

all information supplied by it or on their behalf to an independent shipbroker selected by or acceptable to the Agent for the purposes of a valuation delivered to the Agent in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given;

(b)

it has not omitted to supply any information to an independent shipbroker selected by or acceptable to the Agent which, if disclosed, would adversely affect any valuation prepared by such an independent shipbroker; and;

(c)

there has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

10.32

Validity and Completeness of the Contract. The Borrower warrants that the copy of the Contract delivered to the Agent before the date of this Agreement is a true and complete copy thereof which constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally; and no amendments or additions to it have been agreed (other than those notified to the Lender prior to the date of this Agreement) nor has any of the parties thereto waived any of their respective rights thereunder.

10.33

Repetition of Representations and Warranties. The representations and warranties in this Clause 10. shall be deemed to be repeated by the Borrower (a) on the date of service of the Drawdown Notice, (b) on the Drawdown Date and (c) on the first day of each Interest Period as if made with reference to the facts and circumstances existing on each such day.

11.	GENERAL UNDERTAKINGS

11.1

General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge; pari passu. The Borrower will:

(a)

ensure that the Ship upon her delivery to the Borrower will maintain its ownership, management, control and ultimate beneficial ownership and the Borrower will hold the legal title to, and own the entire beneficial interest in the Ship’s Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and except for Permitted Security Interests. For the avoidance of doubt the Lenders consent and agree to any changes relating to the shareholders of the Guarantor’s trading shares in the normal course of business and confirm that such changes do not violate the terms of this Agreement;

(b)

not create or permit to arise any Security Interest (except for Permitted Security Interests) over any of its asset, present or future (including but not limited to, the Borrower’s rights against the Swap Bank under the Master Agreement or all or any of the Borrower’s interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement); and

(c)

procure that its liabilities under the Finance Documents to which it is a party to will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrower will not (without the prior written consent of the Agent, acting with authority from the Majority Lenders) transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to them or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4

No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except (i) liabilities and obligations under the Finance Documents to which it is a party and (ii) liabilities or obligations incurred in the ordinary course of their business of operating and chartering the Ship.

11.5

Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document to which it is a party will be true and not misleading in any material respect and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will:

(a)

procure that the Guarantor furnishes the Agent, with annual, audited and consolidated financial statements of the Guarantor within 180 days after the end of the financial year concerned, and prepared in accordance with GAAP principles and practices consistently applied, such obligation commencing from the 31st December 2023;

(b)	send to the Agent, together with the Accounting Information referred to in paragraph (a) above, a Compliance Certificate;

(c)

provide the Agent from time to time as the Agent may reasonably request and in form and substance satisfactory to the Agent with any information on the financial condition, commitments, business and operations of the Borrower and any other Security Party;

(d)

keep the Agent advised with respect to all major financial developments of the Borrower and the Guarantor, including (but not limited to) sales or purchases of vessels, new loans, refinancing and/or restructuring of existing loans and contracts for term employment of vessels, as the Agent may from time to time reasonably request.

11.7	Form of financial statements. All financial statements delivered under Clause 11.6 will:

(a)

give a true and fair view of the state of affairs of the Guarantor, or as the case may be, of the Borrower at the date of those accounts and of the profit for the period to which those accounts relate; and

(b)	fully disclose or provide for all significant liabilities of the Guarantor, or as the case may be, of the Borrower for the period to which those accounts relate,

to the Agent’s satisfaction.

11.8	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower and any Security Party to perform their respective obligations under each of the Finance Documents to which each of them is a party;

(b)	for the validity or enforceability of any Finance Document to which each of the Borrower and any Security Party is party,

and the Borrower will comply (and will ensure that each Security Party will comply) with the terms of all such consents.

11.9	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)

without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.10

Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, the Approved Manager and any other Security Party or the Ship, its Earnings or its Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered as having a Material Adverse Effect on the business, assets or financial condition of them or as affecting the validity or enforceability of any Finance Document.

11.11

Master Agreements. The Borrower will not waive or fail to enforce, the Master Agreement, or any of its provisions, or enter into any Transaction pursuant to the Master Agreement (except Designated Transactions).

11.12	Principal place of business. The Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.

11.13

Confirmation of no default. The Borrower will, not more than once per quarter and within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by at least one (1) director of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

11.14	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default which is continuing; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will thereafter keep the Agent fully up‑to‑date with all developments.

11.15

Provision of further information. The Borrower will inform the Agent of all major financial developments in the Group such as new loans, refinancing/restructuring of existing loans, new acquisitions and sales, contracts for term employment of the Ship and furthermore will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	the Borrower, the Ship, her Insurances or her Earnings; or

(b)	any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by any Creditor Party at any time.

11.16

Provision of customer information. The Borrower will produce such documents and evidence regarding the Borrower itself and each Security Party as the Lenders shall from time to time require, based on applicable laws and regulations from time to time and the Lenders’ own internal guidelines from time to time, relating to the Lenders’ knowledge of its customers (“KYC”).

11.17

Ownership. The Borrower or, as the case may be, any other corporate Security Party shall ensure that, throughout the Security Period without the prior written consent of the Agent, which shall not be unreasonably withheld, there shall be no change in the Directors and Officers of the Borrower and in the Chairman of the Guarantor and moreover the Borrower shall ensure that no change shall be made directly or indirectly in the ownership of the Borrower, the beneficial ownership of the Guarantor, or the control of the Borrower and/or the Guarantor, as disclosed to the Agent prior to the date of this Agreement, without the prior written consent of the Agent, which shall not be unreasonably withheld. For the avoidance of doubt the Lenders consent and agree to any changes relating to the Guarantor’s trading shares in the normal course of business and confirm that such changes do not violate the terms of this Agreement.

11.18	Sanctions

(a)

Each of the Borrower and/or the Guarantor undertakes to comply (and shall procure that each other Security Party and each Affiliate of any of them shall comply) in all respects with all Sanctions, including employing the Ship not allowing her employment in manner contrary to any Sanctions.

(b)

Each of the Borrower and/or the Guarantor undertakes not to use (and shall procure that no other Security Party shall use) any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Creditor Parties.

(c)

Each of the Borrower and/or the Guarantor undertakes to ensure (and shall procure that each other Security Party shall ensure) that no proceeds to the best of its knowledge (after reasonable enquiry) from any activity or dealing with a Restricted Party are credited to any bank account held with any Creditor Party in its name.

(d)

Each of the Borrower and/or the Guarantor undertakes (and shall procure that each other Security Party shall), to the extent permitted by law, promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

11.19

Treasury Services. The Borrower shall not enter into any treasury related contract with a bank or financial institution other than pursuant to the Master Agreement with the Agent or a Lender as swap bank, without the prior consent of the Agent. For the avoidance of doubt this clause will not prohibit the Borrower from obtaining advisory and/or information services from other banks or financial institutions.

11.20

Use of proceeds. The Borrower shall not (and shall procure that no other Security Party and no Affiliate of any of them shall) permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Party; or (ii) in any other manner that could result in the Borrower or any other Security Party or any Creditor Party being in breach of any Sanctions or becoming a Restricted Party.

11.21	Anti-Corruption.

(a)

The Borrower shall not (and shall procure that no other Security Party r will) directly or indirectly use the proceeds of the Loan for any purpose which would breach or might breach applicable anti-corruption laws, including but not limited to the UK Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, each as amended.

(b)	The Borrower shall (and shall procure that each other Security Party will):

(i)	conduct its business in compliance with applicable anti-corruption laws and regulations; and

(ii)	maintain effective policies and procedures designed to promote and achieve compliance with such laws and regulations.

11.22	Social law matters. The Borrower shall (and shall procure that each other Security Party shall) comply in all respects with with any employment law or relevant regulation applicable to it.

11.23

Compliance with other laws. The Borrower shall (and shall procure that each other Security Party shall) comply in all respects with all laws and regulations to which it may be subject including without limitation (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order thereto) and (ii) the PATRIOT Act.

11.24

Compliance with processing of personal data. The Borrower shall (and shall procure that each Security Party shall) comply in all respects with all laws and regulations to which they may be subject pertaining to the protection of persons from the processing of personal data where failure to do so is reasonably likely to have a Material Adverse Effect, and shall use its best endeavours to avoid being subject to any claim, notice or other communication in respect of any actual breach of, or liability under, any such law or regulation where any such breach or liability has or is reasonably likely to have a Material Adverse Effect; Provided that upon becoming aware of any such claim, notice or other communication, the Borrower shall promptly inform the Agent in writing of (i) any such claim against the Borrower and/or the Guarantor, whether current, pending or threatened, and/or of (ii) any communication or notice and/or (iii) the imposition of any fine against the Borrower and/or the Guarantor in respect of any actual or alleged breach of, or liability under, any such law or regulation.

11.25

Marshall Islands Economic Substance Regulations 2018. The Borrower shall (and shall procure that each other Security Party incorporated in the Republic of the Marshall Islands shall) comply in all respects with the Republic of the Marshall Islands Economic Substance Regulations 2018 (including submission to the Agent of documentary evidence of such compliance) always in accordance with its terms and time frame once the same becomes applicable.

11.26	DAC6. The Borrower, if applicable, shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)

promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Finance Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Finance Documents contains a hallmark as set out in Annex IV of DAC6; and

(b)

promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

11.27

ANNEX VI. The Borrower shall, upon the request of any Lender and at the cost of the Borrower, on or before 31st July in each calendar year, supply or procure the supply to the Agent, of all ship fuel oil consumption data required to be collected and reported by the Borrower in accordance with Regulation 22A of Annex VI and any Statement of Compliance, together with a Carbon Intensity and Climate Alignment Certificate (if the same becomes mandatory), in each case relating to the Ship for the preceding calendar year and in accordance with the terms and time frame relevant applicable regulations of Annex VI may from time to time come in force and effect; and

For the purposes of this Clause 11.27:

"Annex VI" means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 ("MARPOL"), as modified by the Protocol of 1978 relating thereto;

"Carbon Intensity and Climate Alignment Certificate" means a certificate from a Recognised Organisation relating to the Ship and a calendar year setting out:

(a)

the average efficiency ratio of the Ship for all voyages performed by it over that calendar year using ship fuel oil consumption data required to be collected and reported in accordance with regulation 22A of Annex VI in respect of that calendar year; and

(b)	the climate alignment of the Ship for such calendar year,

"Recognised Organisation" means, in respect of the Ship, the Ship’s flag state or an organisation which is likely to be RINA representing the Ship’s flag state and duly authorised to determine whether the Borrower has complied with regulation 22A of Annex VI.

"Statement of Compliance" means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

11.28

Provision of Sustainability Performance Certificate. The Borrower or the Guarantor shall provide the Agent with a Sustainability Performance Certificate for the Ship within ninety (90) days of the end of each Sustainability Period for the Ship.

11.29

Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide one (1) copy for each Creditor Party.

12.	CORPORATE UNDERTAKINGS

12.1

General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of its incorporation.

12.3	Negative undertakings. The Borrower will not:

(a)	carry on any type of business other than the ownership, chartering and operation of the Ship in accordance with its constitutional documents;

(b)

make any form of distribution (other than payment of a dividend pursuant to Clause 12.4) or effect any form of redemption, purchase, reduction or return of share capital or issue, allot or grant any person a right to any shares in its capital; or

(c)

without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), which consent and instructions will not be unreasonably be withheld, incur any debt or provide any form of credit or financial assistance (unless fully subordinated to the Loan and on terms otherwise acceptable to the Lenders) issue any guarantee to any person, (other than otherwise permitted in this Agreement), or enter into any transaction with or involving such a person, unless in the ordinary course of its normal shipping business; or

(d)

without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), open or maintain any account with any bank or financial institution except accounts with the Account Bank or the Swap Bank or for the purposes of the Finance Documents and accounts notified to the Agent prior to the date of this Agreement; or

(e)

acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative (other than a Designated Transaction); or

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation, or change its name; or

(g)	purchase any further assets (other than the Ship), either directly or indirectly (through subsidiaries); or

(h)

without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), which consent and instructions will not be unreasonably be withheld, incur any other Financial Indebtedness. Any shareholder loans, inter company loans, affiliate loans and third party loans to the Borrower shall be fully subordinated to the rights of the Creditor Parties under the Loan Agreement and the Finance Documents, on terms satisfactory to the Agent in its sole discretion.

12.4

Dividends. The Borrower may declare or pay any dividends or other distribution as long as no Event of Default has occurred which is continuing and such declaration of payment would not result to an Event of Default.

12.5

Liquidity. The Borrower and the Guarantor will ensure that from the date of this Agreement the Borrower or the Guarantor or any other member of the Group or any other entity acceptable to the Agent maintain during the Security Period with the Agent or the Account Bank or the Lenders/Lender(s)’ banking group the Minimum Liquidity.

12.6	Debt to equity ratio. The Borrower will ensure that the Guarantor’s total debt net of cash will not exceed 75% of the total market value of its assets.

12.7	Minimum Net Worth. The Borrower will ensure that the Guarantor’s minimum Net Worth listed in Nasdaq will be at least fifteen million Dollars ($15,000,000).

12.8

Compliance Check. On each Compliance Date, compliance with the undertakings contained in Clause 15.1 shall be determined by reference to the Accounting Information for the twelve month period in each Financial Year of the Borrower (commencing with the twelve month period commencing on 1 January 2023) delivered to the Agent pursuant to the Agreement. At the same time as they deliver that Accounting Information, the Borrower shall deliver to the Agent a Compliance Certificate signed by a director of the Borrower. If, prior to the delivery of a Compliance Certificate, the Borrower becomes aware that such undertakings will not be complied with, the Borrower shall immediately notify the Agent thereof.

12.9	Application of FATCA The Borrower shall not become (and shall procure that no Security Party shall become) a FATCA FFI or a US Tax Obligor, without the prior written consent of the Lenders.

12.10

Republic of the Marshall Islands Economic Substance Regulations 2018. The Borrower will ensure that each of the Security Parties incorporated in the Republic of the Marshall Islands shall comply in all respects and remain in compliance with the Republic of the Marshall Islands Economic Substance Regulations 2018 in accordance with its terms and time frame once the same becomes applicable.

13.	INSURANCE

13.1

General. The Borrower undertakes with each Creditor Party to comply (and to the extent applicable to procure in all cases that any other Security Party or other entity if named as co-assured in the insurance policies will comply) with the following provisions of this Clause 13 at all times during the Security Period, except as the Agent may (with the authority of the Majority Lenders), otherwise permit.

13.2

Maintenance of obligatory insurances. The Borrower shall (and to the extent applicable shall procure in all cases that each other Security Party or other entity if named as co-assured in the insurance policies will) keep the Ship insured at its or at the relevant Security Party’s expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including war protection and indemnity liabilities, terrorism, piracy and confiscation); and

(c)	protection and indemnity risks (including cover for oil pollution liability risks); and

(d)

any other risks against which the Majority Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Majority Lenders be reasonable for the Borrower and/or the relevant Security Party to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3

Terms of obligatory insurances. The Borrower shall (and to the extent applicable shall procure in all cases that each Security Party other entity if named as co-assured in the insurance policies will) effect such insurances:

(a)	in Dollars;

(b)

in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120% of the amount of the Loan and the Hedging Exposure (ii) the Market Value of the Ship;

(c)

in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship;

(e)	on approved terms; and

(f)

through approved brokers and with approved insurance companies and/or underwriters and/or war risks associations, and protection and indemnity risks shall be placed with a member of the International Group of P&I Clubs.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower will:

(a)

procure that the obligatory insurances shall be in the name of the Borrower and/or any other entity named as co-assured in the insurance policies of the Ship or whenever the Security Trustee so requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)

procure that the insurers shall note the Security Trustee’s interest and endorse the relevant notices of assignment and loss payable clause on the relevant certificates of entry or policies and shall furnish the Security Trustee with a copy of such certificates of entry or policies;

(c)

use its best endeavors to provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set‑off, counterclaim or deductions or condition whatsoever;

(d)	provide that following an Event of Default which is continuing the Security Trustee may make proof of loss if the Borrower fails to do so.

13.5

Renewal of obligatory insurances. The Borrower shall (and to the extent applicable shall procure in all cases that each other Security Party or other entity if named as co-assured in the insurance policies will):

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)

notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any material change in insurance cover, obtain the Majority Lenders' approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance; and

(c)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall before the expiry of the current insurances notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6

Copies of policies; letters of undertaking. The Borrower shall (and to the extent applicable shall procure in all cases that each other Security Party or other entity if named as co-assured in the insurance policies will) ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)

they will notify the Security Trustee, not less than 7 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)

if the insurances form part of a fleet cover, they will not set off any claims on the Ship against premiums due for other vessels under the fleet cover not mortgaged to the Agent or against premiums due for other insurances; neither will they cancel the insurance cover of the Ship for reason of non-payment of such premiums; and they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7

Copies of certificates of entry. The Borrower shall (and to the extent applicable shall procure in all cases that each other Security Party or other entity if named as co-assured in the insurance policies will) ensure that, from any protection and indemnity and/or war risks associations in which the Ship is entered, the Security Trustee is provided with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8

Deposit of original policies. The Borrower shall (and to the extent applicable shall procure in all cases that each other Security Party or other entity if named as co-assured in the insurance policies will) ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9

Payment of premiums. The Borrower shall (and to the extent applicable shall procure in all cases that each other Security Party if named as co-assured in the insurance policies will) punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10

Guarantees. The Borrower shall (and to the extent applicable shall procure that each other Security Party or other entity if named as co-assured in the insurance policies will) ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment. The Borrower shall not employ the Ship, nor permit same to be employed, outside the cover provided by any obligatory insurances.

13.12

Compliance with terms of insurances. The Borrower shall not (and to the extent applicable shall procure in all cases that no other Security Party or other entity if named as co-assured in the insurance policies will) do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)

the Borrower shall (and shall procure in all cases that each other Security Party or other entity if named as co-assured in the insurance policies will) take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)

the Borrower shall not (and shall procure in all cases that no other Security Party or other entity if named as co-assured in the insurance policies will) make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances; and

(c)

the Borrower shall not (and shall procure in all cases that no other Security Party or other entity if named as co-assured in the insurance policies will) employ any, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13

Alteration to terms of insurances. The Borrower shall not (and to the extent applicable shall procure in all cases that no other Security Party or other entity if named as co-assured in the insurance policies will) make or agree to any material alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee (not to be unreasonably withheld).

13.14

Settlement of claims. The Borrower shall not (and to the extent applicable shall procure in all cases that no other Security Party or other entity if named as co-assured in the insurance policies will) settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the prior written consent of the Security Trustee (which consent will not be unreasonably withheld),, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances in accordance with the Finance Documents.

13.15

Provision of copies of communications. The Borrower shall (and to the extent applicable shall procure in all cases that any other Security Party or other entity if named as co-assured in the insurance policies will), if required by the Security Trustee, provide the Security Trustee, at the time of each such communication, copies of all material written communications between the Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)

any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16

Provision of information. In addition, the Borrower shall (and to the extent applicable shall procure in all cases that any other Security Party or other entity if named as co-assured in the insurance policies will) promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances,

and the Borrower and/or (as the case may be) any other Security Party or other entity, in all cases if named as co-assured in the insurance policies shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above (it being understood however that prior to the occurrence of an Event of Default which is continuing the Borrower will only bear the costs of such insurance reports once per year).

13.17

Mortgagees’ interest. The Agent shall be entitled from time to time to effect, maintain and renew a mortgagees’ interest insurance in an amount equal to 115% of the aggregate of the Loan and the Hedging Exposure and otherwise on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate and the Borrower shall upon demand against appropriate vouchers/invoices fully indemnify the Lenders in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18

Review of insurance requirements. The Majority Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the reasonable opinion of the Majority Lenders, significant and capable of affecting the Borrower and/or to the extent applicable any other Security Party or other entity in all cases if named as co-assured in the insurance policies or the Ship and her insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower and/or (as the case may be) any other Security Party or other entity in all cases if named as co-assured in the insurance policies may be subject), and, prior to the occurrence of an Event of Default which is continuing, may appoint insurance consultants in relation to this review at the cost of the Borrower and/or any other Security Party or other entity in all cases if named as co-assured in the insurance policies, subject to such appointment taking place once per year.

13.19

Modification of insurance requirements. The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Majority Lenders (acting reasonably) consider appropriate in the circumstances.

13.20

Compliance with instructions. The Security Trustee shall be entitled but will not be bound to (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to effect the insurances of the Ship in the amount and in terms acceptable to the Security Trustee from time to time at the cost and on behalf of the Borrower and/ to the extent applicable or any other Security Party or other entity in all cases if named as co-assured in the insurance policies.

14.	SHIP’S COVENANTS

14.1

General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 15 at all times during the Security Period, except as the Agent (with the authority of the Majority Lenders) may otherwise permit.

14.2

Ship's name and registration. The Borrower shall keep the Ship registered in its name under the Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry or flag of the Ship without the prior written consent of the Agent (acting on the authority of the Majority Lenders), such consent not to be unreasonably withheld.

14.3	Repair and classification. The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first‑class ship ownership and management practice;

(b)

so as to maintain the Ship with the highest classification available for vessels of the same age, type and specification as the Ship with Lloyd’s Register of Shipping (or such other first class classification society being a member of IACS and as may be approved by the Security Trustee), free of overdue recommendations and conditions affecting the Ship’s class; and

(c)

so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4

Modification. The Borrower shall not (and shall procure that no Approved Manager shall) make any modification or repairs to, or replacement of, the Ship or equipment installed on her which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce her value.

14.5

Removal of parts. The Borrower shall not (and shall procure that no Approved Manager shall) remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lenders and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install leased equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.6

Surveys. The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes, at the cost and expense of the Borrower. The Agent shall have the right to request one or more technical survey reports of the Ship by surveyors appointed to by the Agent at the cost of the Borrower, provided that the frequency of such reports shall be limited to one per year (unless an Event of Default shall have occurred and is continuing).

14.7

Inspection. The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times, but without interference to the Ship’s trading and operations, to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. Provided that the Ship is found to be in satisfactory condition, the cost of such inspections shall be borne by the Borrower not more than once per year.

14.8	Prevention of and release from arrest. Unless contested in good faith by appropriate proceedings, the Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, her Earnings or her Insurances; and

(b)	all taxes, dues and other amounts charged in respect of the Ship, her Earnings or her Insurances;

and, forthwith upon receiving notice of the arrest of the Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure her prompt release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. The Borrower shall:

(a)

comply, or procure compliance by the Approved Manager with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of the Borrower (including, without limitation, the obtaining of all relevant certificates of financial responsibility and any other matters required for entering United States territorial waters or calling at any United States Port);

(b)	comply (and procure that each Security Party and each Affiliate of any of them shall comply) in all aspects with all Sanctions;

(c)	not employ the Ship nor allow her employment in any manner contrary to any Sanctions;

(d)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Majority Lenders has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may require.

14.10	Provision of information. The Borrower shall promptly provide the Security Trustee with any information which the Majority Lenders reasonably request regarding:

(a)	the Ship, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	its compliance, the Approved Manager’s compliance or the compliance of the Ship with the ISM Code and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship and of any current charter guarantee, and copies of the ISM Code and ISPS Code documentation.

14.11	Notification of certain events. The Borrower shall immediately notify the Security Trustee by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society (or any withdrawal of class) or by any competent authority which is not complied with in accordance with its terms;

(d)

any arrest or detention of the Ship which is not lifted within forth eight (48) hours, any exercise or purported exercise of any lien on the Ship or her Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower’s, the Approved Manager’s or any other person's response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers, etc. The Borrower shall not without the prior written consent of the Agent (acting on the authority of the Majority Lenders):

(a)	let the Ship on demise charter for any period;

(b)

except for the Approved Existing Charter, enter into any time charter or bareboat charter or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(d)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;

(e)

appoint a commercial, technical or operational manager of the Ship (other than the Approved Manager) or agree to any material alteration to the terms of the Approved Manager's appointment (and in respect of which, the consent of the Agent shall not be unreasonably withheld);

(f)	de‑activate or lay up the Ship;

(g)	change the legal ownership of the shares in the Ship;

(h)

put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed Seven Hundred Fifty Thousand Dollars ($750,000) (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise; or

(i)	change the classification society with which the Ship is classed (and in respect of which, the consent of the Agent and the authority of the Majority Lenders shall not be unreasonably withheld).

14.13

Notice of Mortgage. The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lenders.

14.14

Sharing of Earnings. The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings other than a profit sharing agreed at arm’s length under a charter party provided that it is not a part of any pool arrangement, in which case the Agent’s prior written consent will be required (such consent not to be unreasonably withheld).

14.15	ISPS Code. The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code, comply with the ISPS Code; and

(b)	maintain for the Ship an ISSC; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.16

Charter Assignment. in the case of the Approved Existing Charter and/or if the Borrower enters into any other time charter or contract of affreightment in respect of the Ship which is of twelve (12) months or more in duration, or is capable of exceeding twelve (12) months in duration, the Borrower shall execute in favour of the Security Trustee a Charter Assignment and notice of assignment (and shall try to obtain an acknowledgement of the same from the relevant charterer or counterparty) of such time charter or contract of affreightment in such form and on such terms as the Agent may reasonably require, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 2, 3, 4 and 5 of Schedule 3, Part A hereof as the Agent may reasonably require.

14.17

No freight derivatives. The Borrower shall not enter into or agree to enter into (without the consent of the Majority Lenders, such consent not to be unreasonably withheld) any freight derivatives or any other instruments which have the effect of hedging forward exposure to freight derivatives.

15.	ASSET COVER RATIO SHORTFALL - ship’s valuation

15.1	Minimum Security Cover; Provision of additional security cover; prepayment of Loan. In the event the Agent (acting on the instructions of the Majority Lenders) notifies the Borrower that:

(a)	the Market Value (determined as provided below) of the Ship; plus

(b)

the net realisable value of any additional security previously provided under this Clause 15 (but always excluding any amounts standing to the credit of the Earnings Account or the Retention Account or the Cash Collateral Account),

is during the Security Period below the Asset Cover Ratio, the Borrower undertakes that it will, within thirty (30) days after the date on which the Agent's notice is served, either:

(i)

provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which consists of either (aa) cash pledged to the Security Trustee or any other Creditor Party which when in the form of cash in Dollars, will be valued on a Dollar for Dollar basis or (bb) a Security Interest (including, but not limited to, a first priority mortgage over another vessel), covering such asset or assets and documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require; or

(ii)

prepay in accordance with Clause 8 such part of the Loan as will eliminate the shortfall, however, clause 8.10 will not be applicable in this Clause 15.1 (ii) and such prepayment will be applied against repayment instalments of the Loan (including the payment of the Balloon Instalment) on a pro rata basis.

15.2

Meaning of additional security. In Clause 15.1 “security” means a Security Interest over an asset or assets (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents, in each case in a form and substance acceptable to the Agent in its sole discretion.

15.3

Requirement for additional documents. The Borrower shall not be deemed to have complied with Clause 15.1(i) above until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 2, 3, 4 and 5 of Schedule 3 (Part A) and such legal opinions in terms acceptable to lawyers selected by the Agent in its sole discretion.

15.4	Valuation of Ship. Subject to the following provisions of this Clause 15.4, the Market Value of the Ship shall be determined:

(a)	in Dollars, as at the date of (or no earlier than 30 days prior to the Drawdown Date) such valuation;

(b)	by an independent shipbroker selected by or acceptable to the Agent and reporting to the Agent;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash, free of charter and free of encumbrances on normal arm's length commercial form as between a willing seller and a willing buyer.

15.5

Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.1 (i) and which consists of a Security Interest over a vessel other than the Ship shall be that shown by way of a valuation complying with the requirements of Clause 15.4.

15.6

Valuations binding and conclusive. Any valuation under Clause 15.1(i), 16.4 or 16.5 shall be binding and conclusive evidence of the Market Value of the Ship or of the other assets it refers to at the date of such valuation.

15.7

Provision of information. The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.4 or Clause 15.5 with any information which the Agent or the shipbroker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8

Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, subject to the provisions of Clause 15.9, on demand, pay the Agent the amount of the fees and expenses of any shipbrokers or experts instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.9

Frequency of valuations. The Agent shall be entitled to obtain written valuations of the Ship prior to the drawdown of the Loan and any time during the Security Period, provided that after drawdown of the Loan the costs and expenses of such shall only be borne by the Borrower once per year (unless an Event of Default has occurred and is continuing, in which case the Agent shall be entitled to obtain a valuation at any time, at the cost and expense of the Borrower).

16.	PAYMENTS AND CALCULATIONS

16.1

Currency and method of payments. All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	if in Dollars, to the account of the Agent with such corresponding bank in New York as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3

Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)

any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender, the Swap Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such Account as the Lender or the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders or the Swap Bank generally shall be distributed by the Agent to each Lender or the Swap Bank pro rata to the amount in that category which is due to it.

16.5

Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.

16.6

Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7

Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or the Swap Bank, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8

Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9

Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10

Agent's memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11

Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

17.	APPLICATION OF RECEIPTS

17.1

Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:‑

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)

first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21, and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)

secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression “interest” shall include any net amount which the Borrower has become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Creditor Parties at the time of application or distribution under this Clause 17); and

(iii)

thirdly, in or towards satisfaction of the Loan and the Hedging Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder) on a pro rata basis;

(b)

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its reasonable opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2

Variation of order of application. The Agent may, following the occurrence of an Event of Default or a Potential Event of Default which is continuing, with the authorisation of the Majority Lenders and the Swap Bank by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3

Appropriation rights overriden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18.	APPLICATION OF EARNINGS

18.1

Payment and application of Earnings. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), as long as no Event of Default has occurred which is continuing, all the Earnings of the Ship are credited to the Earnings Account and shall be applied as follows:

(a)	first, towards payment of all sums other than principal and interest due to the Lenders under this Agreement and the other Finance Documents;

(b)	secondly, towards payment of the next instalment of principal and the next payment of interest due to the Lenders in accordance with the provisions of Clause 18.3;

(c)	thirdly, in or towards making payments due to the Swap Bank under a Master Agreement and

(c)	fourthly, any surplus shall (subject always to the other provisions of this Clause 18 and provided no Event of Default is continuing) be available to the Borrower, and it is expressly agreed that so long as no Event of Default shall have occurred and is continuing, the Borrower shall be entitled to withdraw from the Earnings Account any amount provided, however, that if in the opinion of the Agent or the Security Trustee (as the case may be) there will be insufficient sums standing to the credit of the Earnings Account to meet payments under (a) and (b) above, the Agent or the Security Trustee (as the case may be) shall be entitled to refuse any withdrawal from the Earnings Account.

18.2

Designated Transactions. All payments by the Swap Bank to the Borrower under each Designated Transaction shall be credited to the Earnings Account. Any appreciation of the Hedging Exposure over such amount as is referred to in the Credit Support Annex that is not already fully secured by the Mortgage shall be covered by cash collateral on a Dollar for Dollar basis for the amount of any shortfall (and which shall be documented through the Credit Support Annex) and credited to a dedicated swap account opened with the Account Bank.

18.3

Monthly retentions. The Borrower undertakes with each Creditor Party to ensure that, in each calendar month of the Security Period commencing one month after the Drawdown Date, on such dates as the Agent may from time to time specify, there is transferred to the Retention Account out of the Earnings received in the Earnings Account during the preceding calendar month:

(a)	one‑third of the amount of the repayment instalment falling due under Clause 8 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement.

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).

18.4

Shortfall in Earnings. If the aggregate Earnings received in the Earnings Account are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.3, the Borrower shall make up the amount of the insufficiency on demand from the Agent; but, without thereby prejudicing the Agent’s right to make such demand at any time, the Agent may permit the Borrower to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.3 from the Earnings received in the next or subsequent months.

18.5

Application of retentions. Until an Event of Default occurs, the Lenders shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with the payment details set out in Clause 16.1 so much of the balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date;

in discharge of the Borrower’s liability for that repayment instalment or that interest.

18.6

Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Account Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balance appears to the Account Bank likely to remain on the Retention Account.

18.7

Location of accounts. The Borrower and each other holder of an Account shall maintain the Accounts with the Account Bank, free of Security Interest and rights of set-off (other than as created under the Accounts Pledges), until no amount remains outstanding under this Agreement or any other Finance Documents and shall procure that transfers are made from each Account (and irrevocably authorises the Agent following the occurrence of an Event of Default which is continuing to instruct the Account Bank to transfer from each Account) in order to facilitate the payment of amounts required and/or contemplated by this Agreement and the other Finance Documents and shall promptly:

(a)	comply with any requirement of the Agent as to the location or re‑location of any of the Accounts;

(b)

execute any documents which the Lenders specify to create or maintain in execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) each Account.

18.8

Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account with prior notice to the Borrower in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which a Creditor Party has become entitled to demand under Clause 20 or 21.

18.9	Borrower’s obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19.	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)

the Borrower or any Security Party fail to pay when due or (if payable on demand) three (3) days following the date on which the written demand is served any sum payable under a Finance Document or under any document relating to a Finance Document, unless such failure to pay is caused by an administrative or technical error or any disruption event in the payment/communication system which is beyond the control of the Borrower, in which case the Borrower shall rectify such error within three (3) Business Days; or

(b)

any breach occurs of Clauses 9.2, 9.3, 10.12, 11,2, 11.12, 11.18, 12.2, 12.3, 13 or 15.1, and in case any such breach (other than those referred to in Clauses 9.2, 9.3, 13 and 15.1 hereinabove to which other grace periods are applicable, as therein provided) is in the opinion of the Security Trustee, capable of remedy, if it will continue un-remedied for seven (7) Business Days after its occurrence; or

(c)	any breach of the obligations set out in Clause 11.22 occurs which in the reasonable opinion of the Majority Lenders could have a Material Adverse Effect.

(d)

any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues un-remedied ten (10) days after written notice from the Agent requesting action to remedy the same; or

(e)

(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)); or

(f)

any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in a material way when it is made; or

(g)	any of the following occurs in relation to any Financial Indebtedness of the Borrower:

(i)	any Financial Indebtedness of the Borrower is not paid when due or, if payable on demand, three (3) days following the date on which the written demand is served; or

(ii)	any Financial Indebtedness of the Borrower becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)

a lease, hire purchase agreement or charter creating any Financial Indebtedness of the Borrower is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of the Borrower ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of the Borrower becomes enforceable; or

(h)	any of the following occurs in relation to the Borrower:

(i)	the Borrower becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)

any assets of the Borrower are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $500,000 or more or the equivalent in another currency unless such execution, attachment, arrest, sequestration or distress is being contested in good faith and on substantial grounds and is discussed or withdrawn within thirty (30) days of the occurrence thereof; or

(iii)	any administrative or other receiver is appointed over any asset of the Borrower; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of the Borrower;

(v)

the Borrower makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to the Borrower, or the members or directors of the Borrower pass a resolution to the effect that it should be wound up, placed in administration; or

(vi)

a resolution is passed, an administration notice is given or filed, a bona fide application or petition to a court is made or presented or any other step is taken by (aa) the Borrower or the Guarantor (bb) the members or directors of the Borrower or the Guarantor, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of the Borrower or the Guarantor, or (dd) a government minister or public or regulatory authority of a Relevant Jurisdiction for or with a view to the winding up of the Borrower and the Guarantor or the appointment of a provisional liquidator or administrator in respect of the Borrower or the Guarantor ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a person other than the Borrower and the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than three months after the commencement of the winding up

(vii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of the Borrower or of the Guarantor (other than a holder of Security Interests which together relate to all or substantially all of its assets) for the winding up of a the Borrower or the Guarantor or the appointment of a provisional liquidator or administrator in respect of any of the above in any Relevant Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Borrower or the Guarantor will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure

(viii)

a petition is presented in any Relevant Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of the Borrower unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(ix)

the Borrower petitions a court, or present any proposal for, any form of judicial or non‑judicial suspension or deferral of payments, reorganisation of its debt (or certain of their debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(x)

any meeting of the members or directors of the Borrower is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(xi)	in a Relevant Jurisdiction other than England, any event occurs or any procedure is commenced which, in the reasonable opinion of the Majority Lenders, is similar to any of the foregoing; or

(i)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(j)	it becomes unlawful in any Relevant Jurisdiction or impossible:

(i)

for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Account Bank or the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(k)

any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders (acting reasonably) consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(l)

it appears to the Majority Lenders that, without their prior consent, a change has occurred after the date of this Agreement in the legal or beneficial ownership of the shares in the Borrower or in the ultimate control of the voting rights attaching to any shares of the Guarantor as declared to the Agent prior to the execution of this Agreement. For the avoidance of doubt the Agent consents and agrees to any changes relating to the Guarantor’s trading shares in the normal course of business and confirm that such changes do not violate the terms of this Agreement; or

(m)

any provision which the Majority Lenders (acting reasonably) consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another third party claim or interest; or

(n)	an Event of Default which is continuing or a Termination Event (in each case as defined in the Master Agreement) occurs during the Security Period;

(o)

the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect during the Security Period for any reason except with the consent of the Agent, acting on the authority of the Majority Lenders;

(p)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(q)

If any debt of any Security Party (which in the case of the Guarantor exceeds an aggregate amount of $1,000,000) is not paid when due or any debt of any Security Party (which in the case of the Guarantor exceeds an aggregate amount of $1,000,000) becomes due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare its claim (which in the case of the Guarantor exceeds an aggregate amount of $1,000,000) due and payable, or any facility or commitment available to any Security Party is withdrawn, suspended or cancelled by reason of any default (however described) of such Security Party, and such debt is not discharged within seven (7) Business Days; or

(r)	any of the following occurs in relation to the Ship:

(i)

the Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower (for any reason other than the reason of a Total Loss of the Ship) and the Borrower shall fail to procure the release of the Ship within a period of forty (40) days thereafter; or

(ii)

any change to the name or port of registry, or flag of the Ship is made without the prior written consent of the Agent (acting on the authority of the Majority Lenders), (such consent not to be unreasonably withheld) or the registration of the Ship in the ownership of the Borrower under the laws and flag of the Approved Flag State is cancelled or terminated without the prior written consent of the Agent or, if the Ship is only provisionally registered on the Drawdown Date of the Loan and is not permanently registered under the laws and flag of Approved Flag State at least five (5) days prior to the deadline for completing such permanent registration; or

(iii)

in the event of hostilities in any part of the world (whether war is declared or not), the Ship is entered or trades to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Majority Lenders has been given and the Borrower being the Ship’s registered owner, has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may require or an Approved Flag State, becomes involved in hostilities or civil war or there is a seizure of power in the relevant Approved Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Majority Lenders reasonably be expected to have a Material Adverse Effect on the security constituted by any of the Finance Documents and the Borrower fails to register the Ship under another Approved Flag State as and when requested by the Majority lenders or do such other action as the Agent may reasonably require to ensure that such event or circumstance will not have a Material Adverse Effect within 30 days of notice from the Agent or such longer period as the Agent may in its discretion agrees; or

(iv)

any Relevant Person and/or the Approved Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Approval or any Environmental Law and all other laws or regulations relating to the Ship its operation and management (including, without limitation, the obtaining of all relevant certificates of financial responsibility and any other matters required for entering United States territorial waters or calling at any United States Port) or the Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non-compliance or incident or the consequences thereof could be expected to have a material adverse effect on the business assets, operations, property or financial condition of the Borrower or the Guarantor or any other Security Party or on the security created by any of the Finance Documents; or

(v)

a Security Party or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which any of the Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to that Ship (including without limitation, liability for Environmental Claims arising in jurisdictions where that Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(vi)

the Ship ceases to be managed by the Approved Manager (for any reason other than the reason of a Total Loss or sale of that Ship) without the approval of the Majority Lenders (not to be unreasonably withheld) and the Borrower fails to appoint another Approved Manager prior to the termination of the mandate with the previous Approved Managers or any of them; or

(vii)	any Earnings of the Ship are not paid to the Earnings Account for any reason whatsoever (other than with the Agent’s prior written consent); or

(viii)	the Ship ceases to comply with the ISM Code or, as the case may be, the ISPS Code; or

(s)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a Material Adverse Effect; or

(ii)

any accident or other event involving the Ship in the light of which the Majority Lenders (acting reasonably) consider that there is a significant risk that the Borrower is, or will later become, unable to discharge their liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)

serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)

take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)

the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law.

19.3

Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4

Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5

Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6

Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee, the Account Bank and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7

Creditor Parties’ rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 and Clause 3.2.

19.8	Exclusion of Creditor Party Liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset; except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9

Interpretation. In Clause 19.1 references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(h) “petition” includes an application.

19.10	Relevant Persons. In this Clause 19, a “Relevant Person” means the Borrower, the Guarantor, the Approved Manager and any other Security Party.

19.11

Position of Swap Bank. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20.	FEES AND EXPENSES

20.1	Evaluation Costs and Expenses – Commitment Fee

(a)

The Borrower shall irrevocably and unconditionally pay to the original Lender specified in Schedule 1 (The lenders and their Commitments) of this Agreement, a non-refundable amount equal to zero point eighty five (0.85%) per centum on the Drawdown Date of the Loan representing the cost and expenses for the evaluation of the Commitment and the terms on which it shall be made available (as outlined in this Agreement) and the arrangement of the drawdown of the Loan, whether in whole or in part.

(b)

The Borrower shall pay to the Agent a commitment fee at the rate of zero point twenty per cent (0.20%) per annum on the undrawn portion of the Maximum Facility Amount, such fee accruing from the date hereof and being payable quarterly in arrears to the Agent on account of the Lenders on the earliest of:

(i)	the date upon which the Loan is drawn by the Borrower; or

(ii)	the date upon which the Borrower shall have given written notification to the Agent as to its intention not to make use of the Loan.

(c)	The Evaluation Costs and Expenses and Commitment Fee referred to in this Clause 20.1 shall not be refundable irrespective of whether the Loan is drawn or not.

20.2

Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses (including, but not limited to, all legal expenses and VAT, if applicable) incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, other than any syndication costs/expenses.

20.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent's demand, the amount of all expenses incurred by a Lender in connection with:

(a)

any amendment or supplement to a Finance Document, or any proposal for such an amendment or supplement to be made, including, but not limited to, an amendment pursuant to or contemplated by Clause 24.7;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)

any step taken by the Agent or the Security Trustee concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

20.4

Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5

Certification of amounts. A notice which is signed by at least one officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21.	INDEMNITIES

21.1

Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent's written demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)

any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if payable on demand, three (3) days following the date on which the written demand is served (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 8);

(d)

the occurrence and/or continuance of an Event of Default or a Potential Event of Default (including, but not limited to, a breach of Clauses 11.18 or 11.20) and/or the acceleration of Loan under Clause 19.4;

and in respect of any tax (other than tax on its overall net income or which relates to a FACTA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any liability, expense or loss, incurred by a Lender:

(a)

in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)

in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3

Miscellaneous indemnities. The Borrower shall fully indemnify the Agent and the Security Trustee severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Agent or the Security Trustee, in any country, in relation to:

(a)

any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)

any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Agent's or (as the case may be) the Security Trustee's own officers or employees.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 21.3 covers:

(a)	any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)

any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment if such liability items would not have arise or asserted against the Lender or Agent or the Security Trustee (as the case may be) if any of them had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

21.5

Currency indemnity. If any sum due from the Borrower or any other Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower or such other Security Party shall indemnify the Creditor Party concerned against any loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities and for the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6

Certification of amounts. A notice which is signed by 1 officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21.7

Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.8

Mandatory Costs. The Borrower shall, on demand by the Agent, pay to the Agent for the account of a Lender, such amount which any Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)

in the case of a Lender lending from a lending office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that lending office; and

(b)

in the case of any Lender lending from a lending office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender's participation in the Loan.

22.	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set‑off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3

Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4

Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income.

22.5	FATCA Information.

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a) (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such party for purposes of this paragraph (c).

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

22.6	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Creditor Parties.

22.7	Contractual recognition of Bail-In.

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability applicable to such Party, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability applicable to such Party.

23.	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)

unlawful or prohibited (including, without limitation, due to a breach of Clauses 11.18 or 11.20) as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2

Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3

Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4

Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24.	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if the Notifying Lender notifies the Agent that as a result of:

(a)

the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)

complying with any regulation (including any regulation which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement (including, but not limited to, Basel II, Basel III, CRD IV and CRR), the Notifying Lender considers that it (or any of its Affiliates) has incurred or will incur an “increased cost”, that is to say:

(i)

an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or any Finance Document or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)

a reduction in the amount of any payment to the Notifying Lender under this Agreement or any Finance Document or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)

an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)

a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender (or any of its Affiliates) under this Agreement or any Finance Document, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or any of its Affiliates) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or which is attributable to a FATCA Deduction.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2

Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3

Payment of increased costs. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4

Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

24.7	Changes to Reference Rates

(a)	Subject to paragraph (b) of Clause 27.2, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(iii)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement;

(iv)	implementing market conventions applicable to that Replacement Reference Rate;

(v)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(vi)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation, may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in, or for any other vote of Lenders in relation to, paragraph (a) above within 5 Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)

its Commitment or its participation in the Loan (as the case may be) shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan (as applicable) when ascertaining whether any relevant percentage of Total Commitments or the aggregate of participations in the Loan (as applicable) has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 24.7:

“Published Rate” means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)

in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor or alternative to a Published Rate.

25.	SET‑OFF

25.1	Application of credit balances. Each Creditor Party may without prior notice at any time after the occurrence of an Event of Default which is continuing:

(a)

apply any balance (whether or not then due) which at any time stands to the credit of any Account in the name of the Borrower and/or the Guarantor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower and/or the Guarantor to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower and/or the Guarantor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2

Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3

Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower and/or the Guarantor to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4

No Security Interest. This Clause 25 gives the Lenders a contractual right of set off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower and/or the Guarantor.

25.5

No Borrower’s/Guarantor’s set off. The Borrower and/or the Guarantor shall not have a right of set off in relation to sums that may be due from any Creditor Party under this Agreement or any of the other Finance Documents.

26.	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by the Borrower. The Borrower may not:

(a)	without the prior written consent of the Agent (given on the instructions of all of the Lenders), transfer any of its rights or obligations under any Finance Document;

(b)

without the prior written consent of the Agent (given on the instructions of all the Lenders), enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2

Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may, at its sole discretion and at the expense of the Transferee Lender (as hereinafter defined), without the consent of and/or the prior consultation with the Borrower (but with notice to the Borrower) and/or any Security Party, at any time assign or transfer by novation (as applicable):

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b);

to be (in the case of its rights) assigned or transferred to, or (in the case of its obligations) assumed by and novated to, another bank or financial institution, or another branch, any Subsidiary or Affiliate of, or company controlled by, the Lender or a member of the European Central Bank System, a credit institution, a financial services institution, a financial institution, an insurance company, a social security a pension fund, a hedge fund, an investment company/trust or a special purpose company established for the purposes of securitization, or by a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender and should the Transfer Certificate alone be not sufficient in the Transferor Lender’s or Transferee Lender's jurisdiction for a Transferor Lender to transfer all or a proportionate share of the Transferor Lender's interest in the security constituted by the Finance Documents, the Borrower hereby undertakes, immediately on being requested to do so by the Agent and at the cost of the Transferee Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferee Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of such Lender’s interest in the Finance Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Transferor Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be dealt with separately in accordance with the Agency and Trust Deed.

26.3

Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, the Arranger, the Account Bank and each of the Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes or electronic mail notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes or electronic mail sent under paragraph (b) above.

26.4

Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5

No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6

Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender. In addition, where security rights (such as pledge and mortgage rights) created in the interest of the Lender concerned were transferred to the successor as a result of such a merger, de-merger or other reorganisation, then such rights will serve as if they were created in the interest of the successor.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)

to the extent specified in the Transfer Certificate, all rights, interests and/or obligations (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned and/or transferred by novation (as applicable) to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)

the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)

any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)

the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.

26.8

Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9

Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10

Authorisation of Agent to sign Transfer Certificates. The Borrower, the Arranger, the Account Bank, the Security Trustee, each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11

Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender. Such fees will not burden any of the Security Parties under any circumstances.

26.12

Sub-participation; subrogation assignment. A Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13

Disclosure of information to a Transferee Lender. A Lender may disclose to a potential Transferee Lender or sub‑participant any information necessary to effect the relevant transaction which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, provided that the Lender shall ensure that such person shall have entered into an undertaking of confidentiality with the Lender.

26.14	Change of lending office. A Lender may change its lending office without consultation with the Borrower by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15

Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16

Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from, the Borrower or any other Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Borrower or any other Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.17

DAC6. Nothing in any Finance Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A1 of Annex IV of Directive 2011/16/EU, if applicable.

26.

18 Disclosure of information to a service provider. Further to Clause 26.13 and without limiting the foregoing, the Borrower authorises any of the Lenders to disclose all information related or connected to:

(a)	the Ship or any other vessel owned or operated by a Security Party;

(b)	the negotiation, drafting and content of this Agreement and the Finance Documents;

(c)	the Loan; or

(d)	any Security Party,

to a Transferee Lender or a potential Transferee Lender or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) which any of the Lenders may in its discretion deem necessary or desirable in connection with this Agreement or any other Finance Documents and/or the protection or enforcement of its rights thereunder, provided that the recipient has agreed to treat the information as confidential.

27.	VARIATIONS AND WAIVERS

27.1

Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or electronic mail, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2

Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Applicable Margin or in the calculation of Interest;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees, or other sums payable under this Agreement;

(c)	an increase in any Lender's Commitment;

(d)	an extension of the Availability Period;

(e)	a change to the definition of “Majority Lenders”, “Finance Documents”, “Restricted Party”, “Sanctions”, “Sanctions Authority” or “Sanctions List”;

(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 11.18, 11,20, 17, 19 or 30;

(g)	a change to Clause 3 or this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

27.3

Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4

Notification of Variation or Waiver. No variation or waiver may be made before the date falling ten (10) Business Days after the terms of that variation or waiver have been notified by the Agent to the Lenders. The Agent shall notify the Lenders reasonably promptly of any variations or waivers proposed by the Borrower.

27.5	Variation or Waiver: FATCA.

Notwithstanding the foregoing, if the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may, subject to paragraph (b) below, not be effected without the consent of the Agent or that Lender (as the case may be).

28.	NOTICES

28.1

General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax or electronic mail; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	c/o Euroseas Ltd

4, Messogiou & Evropis Street

151 24, Maroussi

Athens, Greece
Fax No: +30 2111 804097
Email: aha@euroseas.gr
Attn: Mr. Tassos Aslidis/Simos Pariaros

(b)	to a Lender:	At the address below its name in
Schedule 1 or (as the case may require) in the relevant Transfer Certificate;

(c)	to the Arranger, Account Bank and	EUROBANK S.A.

	Security Trustee:	83 Akti Miaouli & 1, Flessa Street

185 38 Piraeus

Greece
Fax No: +30 210 4587877;

(d)	to the Agent:	EUROBANK S.A.

83 Akti Miaouli & 1, Flessa Street

185 38 Piraeus

Greece
Fax: +30 210 4587877
Email: ShippingLoansAdministration@eurobank.gr

(e)	to the Swap Bank: EUROBANK S.A.
8 Iolkou & Filikis Etairias Str.,
142 34. N. Ionia, Athens
Fax No. +30 3522 670 / 210 3522 669
Attention: Head of Regulations Monitoring &
Agreements Negotiation/ Head of Global Markets &
Treasury Back Office Division

or to such other person, address or fax number as is notified by the Borrower or any Security Party or the Agent, the Swap Bank, the Security Trustee or a Lender (as the case may be) to the other parties to this Agreement in writing.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed;

(c)	a notice which is sent by e-mail shall be deemed to be effective in accordance with paragraphs (c) and (d) of Clause 28.7.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5

Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6

Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if, in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication.

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website), if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their respective addresses or any other such information supplied to them by not less than five (5) Business Day’s notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between a Security Party and the Agent or any other Creditor Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Agent or any other Creditor Party, only if it is addressed in such a manner as the Agent or such other Creditor Party shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 28.7.

28.8	English language. Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29.	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2

Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.4	Counterparts. A Finance Document may be executed in any number of counterparts.

29.5

PATRIOT Act Notice. Each of the Agent and the Lenders hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies the Borrower and each Security Party, which information includes the name and address of the Borrower and each Security Party and such other information that will allow the Agent and each of the Lenders to identify the Borrower and each Security Party in accordance with the PATRIOT Act.

30.	Governing LAW AND JURISDICTION

30.1	Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Jurisdiction.

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 30.2 is for the benefit of the Creditor Parties only. As a result, no Creditor Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Creditor Parties may take concurrent proceedings in any number of jurisdictions.

30.3	Service of process.

(a)

Without prejudice to any other mode of service allowed under any relevant law, the Borrower (and the Borrower shall procure that each other Security Party, other than a Security Party incorporated in England and Wales):

(i)

irrevocably appoint Messrs Shoreside Agents Ltd at 5 St Helen’s Place, London EC3A 6AB, England (Tel.: +44 (0)203771 8869, fax: +44 (0)203771 8870, attention of: Mrs Electra Panayotopoulos (email:electra.panayotopoulos@shoresidelaw.com), Mr. Andrew Johnson (email Andrew.Johnson@shoresidelaw.com) as its agent for service of process in relation to proceedings of any kind, including an application for a provisional or protective measure (“proceedings”) before the English courts in connection with this Agreement and any other Finance Document; and

(ii)

agrees that (on the understanding that process has first duly been served upon the process agent) failure by a process agent to notify the Borrower or the relevant Security Party of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the Borrower must immediately (and in any event within seven (7) days of such event taking place) appoint another agent on terms reasonably acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose and will duly notify the Borrower on the contact details of the same.

30.4

Creditor Parties’ rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the settlement of any Dispute, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

schedule 1

THE LENDERS AND THEIR COMMITMENTS

Name of Lender	Lending Office and contact details	Total Commitments ($)
Eurobank S.A.	Lending office 83 Akti Miaouli & 1, Flessa Street,185 38 Piraeus, Greece Contact details 83 Akti Miaouli & 1, Flessa Street,185 38 Piraeus, Greece Fax No: +30 210 4587877 Attn: Loans Administration	26,000,000

SCHEDULE 2
DRAWDOWN NOTICE

To:	EUROBANK S.A. 83, Akti Miaouli 185 38 Piraeus Greece

Attention:[Loans Administration]	[●] 2023

1.

We refer to the loan agreement (the “Loan Agreement”) dated [●] March 2023 and made between (1) ourselves as Borrower, (2) the Lenders referred to therein and (3) yourselves as Arranger, Account Bank, Agent, Swap Bank and as Security Trustee in connection with a secured term loan of up to $26,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to draw the Loan as follows:
Amount: $ [●];
Drawdown Date: [●] 2023;
Duration of the first Interest Period shall be [●] months;
3.

Payment instructions: Please credit account of [●] and numbered [●] held in our name with the Shipping Branch EUROBANK S.A. with the amount of [●], for onward remittance [along with Borrower’s equity funds, under separate instructions value [●] to [●] swift code [●], to be released as per MT 199 swift message, attached to this Drawdown Notice as Appendix 1].We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at this date;

(b)	there has been no Material Adverse Change since the date of the accounts referred to in Clause 11.6 of the Loan Agreement;

(c)	the said Loan will be used for our own benefit and under our full responsibility and exclusively for the purposes specified in the preamble of the Loan Agreement; and

(d)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the said Loan.

4.	This notice cannot be revoked without the prior consent of the Majority Lenders.
5.	This notice is governed by English law.

Yours faithfully

--------------------------------------

[●]

authorised signatory for

GREGOS MARITIME LTD

SCHEDULE 3
CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a):

1.	A duly executed original of this Agreement, the Agency and Trust Deed, the Master Agreement, the Credit Support Annex, the Master Agreement Assignment, the Guarantee and the Accounts Pledges.
2.	Copies of the certificate of incorporation and constitutional documents of the Borrower, the Guarantor and the Approved Manager, together with up to date evidence of the good standing.
3.

Originals of resolutions of the directors and shareholders of the Borrower and originals of the relevant minutes containing the resolutions of the directors of the Guarantor and the Approved Manager authorising the execution of each of the Finance Documents referred to at 1 above to which the Borrower and/or any other Security Party is a party and authorising named officers of the Borrower to give the Drawdown Notice and other notices under this Agreement.

4.	The original of any power of attorney under which any Finance Document referred to at 1 above is executed on behalf of the Borrower, the Guarantor and the Approved Manager.
5.	Copies of all consents which the Borrower or any other Security Party requires to enter into, or make any payment under, any Finance Document.
6.

All documentation required by the Agent in respect of the Borrower and any other Security Party pursuant to any Lender’s “Know your customer” requirements based on applicable laws and regulations from time to time and the Agent’s own internal guidelines from time to time, together with such other documents or evidence as such Lender may reasonably require with respect to money laundering regulations.

7.

A copy of the Contract and of all documents signed or issued by the Borrower or the Builder (or both of them) under or in connection with it and such documentary evidence as the Agent and its legal advisors may require in relation to the due authorisation and execution by the Borrower and the Builder of the Contract and of all documents to be executed by the Borrower and the Builder.

8.	A copy of the Approved Existing Charter (and all addenda thereto).
9.	A copy of the Performance Guarantee.
10.	Documentary evidence that the agent for service of process named in Clause 30 of this Agreement has accepted its appointment.
11.

Favourable legal opinions from lawyers appointed by the Agent on such matters concerning English law or the laws of the Marshall Islands and/or Liberia and such other Relevant Jurisdictions as the Agent may require.

12.

A certificate in a form and substance satisfactory to the Lenders confirming the legal ownership and the beneficial ownership of the shares in the Borrower, in a form and substance satisfactory to the Agent in its sole discretion.

13.

The originals of any mandates or other documents required in connection with the opening and operation of the Earnings Account, the Retention Account, the Cash Collateral Account and the Credit Support Annex Account.

14.	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b):

1.	The following delivery documents in respect of the Ship:

(a)	evidence that the Contract Price in respect of the Ship has been (or upon her delivery on the Delivery Date will have been) duly paid in full in accordance with the provisions of the Contract;

(b)	evidence proving the Builder’s title to the Ship free of any Security Interests, liens, debts or claims of any nature whatsoever;

(c)	copies of the corporate documentation of the Builder proving the legal existence of the Builder and the due authorization of the sale of the Ship;

(d)

copies of the Builder’s Certificate, Classification Certificate for Hull and Machinery, Cargo Ship Safety Construction Certificate, Cargo Ship Safety Equipment Certificate, Cargo Ship Safety Radio Certificate, International Loadline Certificate, International Tonnage Certificate, Suez Canal Tonnage Certificate, Panama Canal Tonnage Certificate, Ship Sanitation Control Exemption Certificate

(e)	the Bill of Sale;

(f)	the Protocol of Delivery and Acceptance;

(g)	the Commercial Invoice;

each duly executed and delivered;

2.	On the Delivery Date and/or (as the case may be) immediately prior to the Drawdown Date, a duly executed original of:

(a)	the Mortgage;

(b)	the General Assignment;

(c)	the Approved Manager’s Undertaking-Assignment;

(d)	the Guarantor’s Undertaking-Assignment;

(e)	the Charter Assignment in connection with the Approved Existing Charter and the Performance Guarantee,

together with (if not already delivered pursuant to Schedule 3, Part A, paragraph 3) up to date evidence of the good standing, originals resolutions of the directors and shareholders of the Borrower and originals of the relevant minutes containing the resolutions of the directors of the Guarantor and the Approved Manager authorising the execution of each of the Finance Documents with respect to the execution of such Finance Documents, and all other documents required by any of such Finance Documents, including, without limitation, all notices of assignment and/or charge;

3.	Documentary evidence that as from the Delivery Date and/or (where applicable) as from the Drawdown Date:
(a)	the Ship is provisionally registered in the name of the Borrower under the Approved Flag;
(b)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents related to the Ship;
(c)

the Ship is classed with the highest available class with BV or such any other first class classification society which is a member of IACS acceptable to the Agent, free of all overdue recommendations and conditions of such classification society affecting Class;

(d)	the Mortgage in respect of the Ship has been duly registered against the Ship as a valid first priority ship mortgage in accordance with the laws of the Approved Flag State; and
(e)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances shall have been complied with;
4.	Documents establishing that the Ship is, as from the Drawdown Date, managed by the Approved Manager on terms acceptable to the Agent, together with:
(a)	a copy of the ship management agreement for the Ship;
(b)	copies of the Document of Compliance and Safety Management Certificate and ISSC;
(c)

copies of such other ISM Code or ISPS Code documentation as the Agent may by written notice to the Borrower have requested not later than 2 days before the Drawdown Date, certified as true and complete in all material respects by the Borrower and the Approved Manager;

5.	Subordination letters from any other co-assureds named in the insurance policies for the Ship (other than the Borrower and the relevant Approved Manager), in the form required by the Agent;
6.

A valuation of the Ship addressed to the Agent (at the Borrower’s expense) prepared in accordance with Clause 15.4 of this Agreement and not older than thirty (30) days prior to the Drawdown Date of the Loan, in a form satisfactory to the Agent;

7.

Evidence that an aggregate sum equal to the Minimum Liquidity is standing to the credit of an account or accounts opened or to be opened with the Lenders/Lender(s)’ banking group or the Agent or the Account Bank in the name of the Borrower or the Guarantor or any member of the Group or any other entity acceptable to the Agent pursuant to the provisions of Clause 12.5 of this Agreement;

8.

A favourable opinion from an independent insurance consultant appointed by the Agent on such matters relating to the insurances for the Ship as the Agent may require, and at the cost and expense of the Borrower;

9.

Favourable legal opinions from lawyers appointed by the Lenders on such matters concerning the laws of England, the laws of Liberia, the laws of the Marshall Islands, the laws of the Approved Flag State (if different) and such other Relevant Jurisdiction as the Agent may require;

10.

Receipt by the original Lender specified in Schedule 1 (The lenders and their Commitments) of this Agreement of the amount referred to in Clause 20.1 (a) representing the Evaluation Costs and Expenses and of any other fees, costs and expenses due under Clause 20 of this Agreement;

11.	On the Delivery Date or as soon as practicable thereafter an extract of the trim and stability booklet certifying the lightweight of the Ship ;
12.	A Statement of Compliance – Fuel Oil Consumption Reporting for the Ship and the trading certificates of the Ship promptly upon their issuance;

PART C

CONDITIONS SUBSEQUENT

(1)

Letters of undertaking. Letters of undertaking in respect of the Insurances as required by the Finance Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Creditor Parties.

(2)

Service of notices and acknowledgements of notices to the Approved Existing Charterer and the Performance Guarantor. Service of all notices of assignment and/or charge given pursuant to any Finance Documents by the Agent pursuant to Part A or Part B of this Schedule 3 and (on an effort basis) an acknowledgement by the Approved Existing Charterer and by the Performance Guarantor of any notice of assignment executed in connection with the relevant Charter Assignment, in any case provision of same is not delayed or denied by the Approved Existing Charterer and/or the Performance Guarantor.

(3)	Legal opinions. Such of the legal opinions specified in Part B of this Schedule 3 as have not already been provided to the Agent.

(4)

Ship’s trading certificates in force and relevant confirmation. (if not already delivered pursuant to Schedule 3, Part B, paragraph 11), copies of all trading certificates of the Ship as soon as practicable after the Delivery Date, to be in force and effect and a signed confirmation in writing by the Borrower, confirming that all trading certificates of the Ship are up to date and in full force as per the applicable rules and regulations thereto.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:

EUROBANK S.A. for itself and for and on behalf of the Borrower, each other Security Party, the Arranger, the Account Bank, the Agent, the Swap Bank, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[●]

1.

This Certificate relates to the loan agreement dated [●] March 2023 (the “Loan Agreement”) and made between (1) GREGOS MARITIME LTD as borrower (the “Borrower”), (2) the banks and financial institutions named therein as Lenders, (3) EUROBANK S.A. as Arranger, Account Bank, Agent, Swap Bank and Security Trustee, for a secured term loan of up to $26,000,000.

2.	In this Certificate:
“the Relevant Parties” means the Agent, the Borrower, each other Security Party, the Security Trustee, the Arranger, the Account Bank and each Lender;

“the Transferor” means [full name] of [lending office];

“the Transferee” means [full name] of [lending office].

Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.

3.	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4.

The Transferor [transfers by novation to the Transferee all rights, interests and obligations] or upon transfer of rights only [assigns to the Transferee absolutely all rights and interests] (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [●] per cent of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution	Amount transferred

5.

By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].

6.

The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect. [For the avoidance of doubt the Transferor shall remain as [●] under the Loan Agreement and the Finance Documents].

7.

The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Creditor Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8.	The Transferor:
(a)	warrants to the Transferee and each Relevant Party:
(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the [transfer] [assignment] in paragraph 4 above;
(c)

undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any Relevant Jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9.	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;
(b)

agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Arranger, the Account Bank, the Security Trustee or any Lender or the Swap Bank in the event that:

(i)	the Finance Documents prove to be invalid or ineffective,

(ii)	the Borrower or any other Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;

(iii)

it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any other Security Party under the Finance Documents;

(c)

agrees that it will have no rights of recourse on any ground against the Agent, the Arranger, the Account Bank, the Security Trustee or any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)

warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee; and
(f)

agrees to be responsible for all legal and other costs (including without limitation, notarial fees, breakage costs and, if applicable, VAT) incurred by the Transferor with respect to documenting the transfer and perfecting any security.

10.

The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11.

The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12.

This Certificate (and any non-contractual obligations connected with it) shall be governed by and construed in accordance with English law, and may be executed in any number of counterparts, each of which shall be deemed an origina

[Name of Transferor]	[Name of Transferee]

By: [●]	By: [●]
Date: [●]	Date: [●]

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

Eurobank S.A.

By: [●]
Date: [●]

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person:

(Loan Administration Department):

Telephone:

Fax:

Email:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Email:

Account for payments:

Note:

This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To:	EUROBANK S.A. 83, Akti Miaouli 185 38 Piraeus Greece
Attn:	Loans Administration [date]

Dear Sirs

Loan Agreement dated [●] March 2023 (the “Loan Agreement”) made between (i) the Borrower referred to therein, (ii) the Lenders referred to therein and (iii) EUROBANK S.A. as Arranger, Account Bank, Agent, Swap Bank, and Security Trustee in connection with a loan facility of up to $26,000,000.

Terms defined in the Loan Agreement have their defined meanings when used in this Compliance Certificate.

We enclose with this certificate a copy of the annual audited consolidated financial statements of the Guarantor referred to in the Loan Agreement (the “Guarantor”) for the financial year commencing on the 1st January 2023. The accounts (i) have been prepared in accordance with all applicable laws and GAAP principles and practices consistently applied, (ii) give a true and fair view of the state of affairs of the Borrower and the Guarantor at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Borrower and the Guarantor.

We also enclose copies of the valuation of the Ship which is used in calculating the asset cover ratio under Clause 15.1 of the Loan Agreement as at [●].

The Borrower represents that no Event of Default has occurred as at the date of this certificate [(except for the following matter or event [set out all material details of mater or event]).]

We now certify that, as at [●].

(a)           minimum liquidity balances equal to the Minimum Liquidity have been maintained in an Account or Accounts held with the Lenders/Lender(s)’ banking group or the Agent or the Account Bank in the name of the Borrower or the Guarantor or any other member of the Group or any other entity acceptable to the Agent in line with Clause 12.5;

(b)           the asset cover ratio under Clause 15.1 of the Loan Agreement is [●]%.

We hereby repeat the representations and warranties set out in Clause 10 of the Loan Agreement and confirm that they remain true and correct by reference to the facts and circumstances existing on the date of this Compliance Certificate.

This certificate shall be governed by, and construed in accordance with, English law.

Signed

____________________

authorised signatory for
GREGOS MARITIME LTD

Schedule 6

Form of Sustainability Performance Certificate

To:

From: GREGOS MARITIME LTD/EUROSEAS LTD.

Date [                         ]

Dear Sirs

Loan agreement dated [●] 2023 in respect of a loan of up to $26,000,000 (the “Loan Agreement”) made between (i) Gregos Maritime Ltd as borrower (the “Borrower”), (ii) the banks and financial institutions listed in Schedule 1 thereto, as lenders (“the Lenders” or “a Lender”) and (iii) Eurobank S.A., as agent (the “Agent”),  arranger (the “Arranger”), account bank (the “Account Bank”), security trustee (the “Security Trustee”) and swap bank (the “Swap Bank”)

1.	We refer to the Loan Agreement. This is a Sustainability Performance Certificate. Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.

2.

We hereby certify and confirm that, (i) the Ship’s CII Rating for the year ending on 31 December 20[●] was [●] and (ii) the Ship’s Reported EEOI for the same period was [●], [resulting in an Applicable Margin [reduction/increase] of [●]% per annum]/[and therefore the Applicable Margin will remain unchanged] in respect of the Loan until the end of the next Pricing Adjustment Period.

3.	The above calculation is based on the attached documents for the year ending [ ].

Yours faithfully

GREGOS MARITIME LTD/EUROSEAS LTD.

By________________________

[Director: […….Shipping]

[[Chief Executive Officer] [Chief Financial Officer]: EUROSEAS LTD.]

SCHEDULE 7

TIMETABLES

Delivery of a duly completed Drawdown Notice	Two Business Days before the intended Drawdown Date.
Reference Rate is fixed	Quotation Day

EXECUTION PAGES

THE BORROWER

Signed by	)	/s/ Stefania Karmiri
Stefania Karmiri	)
for and on behalf of	)

GREGOS MARITIME LTD	)
in the presence of

Witness: _____/s/ Aikaterini Maria Avramidou________

Name:                   Aikaterini Maria Avramidou

Address:               13, Defteras Merarchias Street

                              Piraeus, Greece

Occupation:          Attorney-at-law

THE LENDERS

Signed by	)
Stavros Yagos	)	/s/ Stavros Yagos
and Nikoletta Mitropoulou	)	/s/ Nikoletta Mitropoulou
for and on behalf of	)
EUROBANK S.A.	)
in the presence of

Witness: _______/s/ Aikaterini Maria Avramidou_______

Name:                       Aikaterini Maria Avramidou

Address:                   13, Defteras Merarchias Street

  Piraeus, Greece

Occupation:              Attorney-at-law

THE ARRANGER

Signed by	)
Stavros Yagos	)	/s/ Stavros Yagos
and Nikoletta Mitropoulou	)	/s/ Nikoletta Mitropoulou
for and on behalf of	)
EUROBANK S.A.	)
in the presence of

Witness: ___/s/ Aikaterini Maria Avramidou______________________

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                         Piraeus, Greece

Occupation:      Attorney-at-law

THE ACCOUNT BANK

Signed by	)
Stavros Yagos	)	/s/ Stavros Yagos
and Nikoletta Mitropoulou	)	/s/ Nikoletta Mitropoulou
for and on behalf of	)
EUROBANK S.A.	)
in the presence of

Witness: ___/s/ Aikaterini Maria Avramidou______________________

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                          Piraeus, Greece

Occupation:       Attorney-at-law

THE AGENT

Signed by	)
Stavros Yagos	)	/s/ Stavros Yagos
and Nikoletta Mitropoulou	)	/s/ Nikoletta Mitropoulou
for and on behalf of	)
EUROBANK S.A.	)
in the presence of

Witness: ___/s/ Aikaterini Maria Avramidou______________________

Name:               Aikaterini Maria Avramidou

Address:           13, Defteras Merarchias Street

                         Piraeus, Greece

Occupation:      Attorney-at-law

THE SECURITY TRUSTEE

Signed by	)
Stavros Yagos	)	/s/ Stavros Yagos
and Nikoletta Mitropoulou	)	/s/ Nikoletta Mitropoulou
for and on behalf of	)
EUROBANK S.A.	)
in the presence of

Witness: _____/s/ Aikaterini Maria Avramidou____________________

Name:                   Aikaterini Maria Avramidou

Address:               13, Defteras Merarchias Street

                             Piraeus, Greece

Occupation:          Attorney-at-law

THE SWAP BANK

Signed by	)
Stavros Yagos	)	/s/ Stavros Yagos
and Nikoletta Mitropoulou	)	/s/ Nikoletta Mitropoulou
for and on behalf of	)
EUROBANK S.A.	)
in the presence of

Witness: ____/s/ Aikaterini Maria Avramidou_____________________

Name:                 Aikaterini Maria Avramidou

Address:             13, Defteras Merarchias Street

                            Piraeus, Greece

Occupation:        Attorney-at-law